[***] = Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment requested under 17 C.F.R. Section 240.24b-2.

Exhibit 10.3

EXECUTION VERSION

Uick

OXFORD BIOMEDICA (UK) LTD

AND

AXOVANT SCIENCES GMBH

LICENCE AGREEMENT

This Licence Agreement (the “Agreement”) is made on June 5, 2018 (the “Effective Date”) BETWEEN

(1)	OXFORD BIOMEDICA (UK) LTD, a company incorporated in England and registered under number 03028927, whose registered office is at Windrush Court, Transport Way,
Oxford, OX4 6LT (“BioMedica”); and

(2)	AXOVANT SCIENCES GMBH, a company organized and existing under the laws of Switzerland, having its principal place of business at Viaduktstrasse 8, 4051 Basel, Switzerland (the “Licensee”).

BACKGROUND

(A)
BioMedica has special expertise and longstanding experience in the field of lentiviral vector gene therapy products, including pre-clinical and clinical development, manufacture, testing and product release.

(B)
BioMedica has developed and controls certain intellectual property rights relating to lentiviral vectors for dopamine replacement therapy, including OXB-102, Prosavin and alternative vectors, and certain intellectual property rights useful for the production and use of lentiviral vectors in human cells.

(C)
The Licensee wishes to take, and BioMedica wishes to grant, an exclusive licence under intellectual property rights of BioMedica to develop and commercialise certain products, and to engage BioMedica to perform certain development work relating to the manufacture of such products on the terms of this Agreement.

OPERATIVE PROVISIONS

1.	DEFINITIONS

1.1	In this Agreement, the following terms have the meanings set forth in this Clause 1.1 (Definitions):

(a)	“Accompanying Innovative Product” shall have the meaning set out in Schedule 5 (Net Sales).

(b)
“Accounting Standards” shall mean internationally recognised accounting principles (including IFRS, US GAAP, and the like), in each case, as generally and consistently applied by the applicable Selling Entity.

(c)	“Affiliate” shall mean:

(i)
with respect to the Licensee, any entity or any other person that controls, is controlled by, or is under common control with, the Licensee, but excluding Roivant Sciences Ltd., a company organized under the laws of Bermuda (“Roivant”), and any entity or any other person controlled by, or under common control with, Roivant other than through the intermediary of Axovant Sciences Ltd., and for the avoidance of doubt, the Licensee’s Affiliates as of the Effective Date are Axovant Holdings Limited, a company organized under the laws of England and Wales,

Axovant Sciences, Inc., a company organized under the laws of the State of Delaware, Axovant Sciences America, Inc., a company organized under the laws of the State of Delaware, Axovant Treasury Holdings, Inc., a company organized under the laws of the State of Delaware, Axovant Treasury, Inc., a company organized under the laws of the State of Delaware, and Axovant Sciences Ltd.;

(ii)	with respect to BioMedica, any entity or other person that controls, is controlled by, or is under common control with, BioMedica; and

(iii)	with respect to any Third Party, any entity or other person that controls, is controlled by, or is under common control with, such Third Party;

but in each case only for so long as such control exists; and in this context, “control”, and with correlative meanings, “controlled by” and “under common control with”, shall have the meaning of Control set out in Clause 1.1(gg) (Control).

(d)	“Alternative Product” shall mean in relation to a Product:

(i)	any gene therapy product:

(A)	designed to produce proteins having the enzymatic or cofactor activities of all of the transgenes delivered by the Product; and

(B)	delivering no other therapeutic moiety; or

(ii)	a Biosimilar Product.

(e)	“Annual Net Sales” shall mean the [***].

(f)
“Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws (including common law or other binding law), statutes, regulations, codes, directives, injunctions, orders, permits of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item, together with all applicable current international regulatory requirements and standards, such as Good Manufacturing Practices, Good Clinical Practices and Good Laboratory Practices and comparable foreign regulatory standards.

(g)	“Axovant Sciences Ltd.” shall mean Axovant Sciences Ltd., a company organized under the laws of Bermuda.

(h)	“Backup Product” shall mean any lentiviral-based vector product for delivering:

(i)
transgenes, which transgenes encode proteins having the enzymatic or cofactor activities of either one or two (but not three) of the following: AADC (aromatic L-amino acid decarboxylase), TH (tyrosine hydroxylase), or CH1 (GTP cyclohydrolase 1); and

(ii)	no other therapeutic moiety;

and in each case is Covered by a Licensed Patent or the research, development or Manufacture of which used or uses the Licensed Know-How.

(i)	“BioMedica Competing Product” shall mean:

(i)
any product for delivering transgenes, in a lentiviral-based vector, which transgenes encode proteins having the enzymatic or cofactor activities of any one or two or three of the following: AADC (aromatic L-amino acid decarboxylase), TH (tyrosine hydroxylase), or CH1 (GTP cyclohydrolase 1), in each case either alone or in combination with other therapeutic moieties, but excluding a BioMedica Reserved Product, and

(ii)
any product for delivering transgenes, in a lentiviral-based vector, which transgenes encode proteins having the enzymatic or cofactor activities of all three (3) of the following: AADC (aromatic L-amino acid decarboxylase), TH (tyrosine hydroxylase), and CH1 (GTP cyclohydrolase 1), and any other therapeutic moiety where the therapeutic effect of such product is the increased production of dopamine.

(j)	“BioMedica Indemnitees” shall have the meaning set forth in Clause 14.2 (Licensee Indemnification).

(k)	“BioMedica IP” shall mean:

(i)	the Patents that Cover the development, manufacture, use, or commercialization of the Products, including those Patents identified in Part 1 and Part 2 of Schedule 1 (the “Licensed Patents”);

(ii)
the Know-How that is necessary or reasonably useful for the research, development, use, offering for sale, sale, import, and export of Products, but excluding Know-How for the Manufacture of Products (which is described in Clause 1.1(k)(iii) (BioMedica IP)); and

(iii)
the Know-How that is reasonably useful (that exists as of the date of transfer pursuant to Clause 7.3 (Technology Transfer)) or that is necessary (that exists at any time during the Term) to practice the process transferred to the Licensee or its designee pursuant to Clause 7.3 (Technology Transfer) for Manufacture of Products;

(together 1.1(k)(ii) (BioMedica IP) and 1.1(k)(iii) (BioMedica IP) being the “Licensed Know-How”);

in each case, to the extent Controlled by BioMedica as of the Effective Date or during the Term, but excluding the BioMedica TRiP Patents and BioMedica TRiP Know-How (subject to Clause 2.2(a) (TRiP and WPRE Option)) and the WPRE Patent (subject to Clause 2.2(a) (TRiP and WPRE Option)).

(l)
“BioMedica Qualified Person” shall mean the person with legal responsibility to certify that each batch of medicinal product for human or veterinary use within the European Union has been manufactured, tested in accordance with all Applicable Laws and all safety and quality requirements of the clinical trial authorisation or market authorisation prior to use in a Clinical Trial or prior to release for sale and placing on the market. The detailed duties of the qualified person for medicinal products for human use are set out in Article 51 of EU Directive 2001/83/EC and for medicinal products for veterinary use are set out in Article 55 of EU Directive 2001/82/EC.

(m)	“BioMedica Reserved Product” shall mean any lentiviral-based vector product for delivering:

(i)
transgenes, which transgenes encode proteins having the enzymatic or cofactor activities of all three (3) of: AADC (aromatic L-amino acid decarboxylase), TH (tyrosine hydroxylase), and CH1 (GTP cyclohydrolase 1); and

(ii)	any other therapeutic moiety;

except to the extent that the therapeutic effect of such product is the increased production of dopamine.

(n)
“BioMedica TRiP Know-How” shall mean Know-How Controlled by BioMedica as of the Effective Date or generated or acquired by BioMedica after the Effective Date, in each case, with respect to the TRiP System.

(o)
“BioMedica TRiP Patents” shall mean the Patents Controlled by BioMedica that Cover the TRiP System and shall include the Patents listed in Part 3 of Schedule 1 which may be updated by BioMedica from time to time with additional Patents.

(p)
“Biosimilar Product” means a pharmaceutical product that, with respect to a Product, (i) has been licensed as a biosimilar or interchangeable product by the FDA pursuant to Section 351(k) of the Public Health Service Act (42 U.S.C. 262(k)), as may be amended, or any subsequent or superseding law, statute, or regulation, (ii) has been licensed as a similar biological medical product by the EMA pursuant to Directive 2001/83/EC, as may be amended, or any subsequent or superseding law, statute, or regulation, or (iii) has otherwise achieved analogous Regulatory Approval from another applicable Regulatory Authority.

(q)
“BLA” shall mean (i) a Biologics License Application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) or equivalent submission filed with the FDA seeking Regulatory Approval, or (ii) any equivalent application to a Regulatory Authority in any other country, including a marketing authorisation application (“MAA”) filed with the EMA.

(r)	“Business Day” shall mean any day except a Saturday, Sunday or any other day when commercial banks in London, England, New York City, New York or Basel, Switzerland are authorised to close.

(s)	“Calendar Quarter” shall mean each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.

(t)	“Calendar Year” shall mean any period of twelve consecutive months beginning on 1 January and ending on 31 December.

(u)	“Change of Control of BioMedica” shall mean the occurrence of any of the following:

(i)
any reorganization, recapitalization, consolidation, amalgamation or merger (or similar transaction or series of related transactions) of Oxford BioMedica plc, or any sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Oxford BioMedica plc, and in each case as a result of such transaction, any person or group of persons who are connected persons of each other or who are acting in concert owns, directly or indirectly, shares representing more than [***] of the voting power of Oxford BioMedica plc or such surviving entity;

(ii)
as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, consolidation, merger or otherwise, any person or group of persons who are connected persons of each other or who are acting in concert owns, directly or indirectly, shares representing more than [***] of the voting power of Oxford BioMedica plc;

(iii)	Oxford BioMedica plc ceases to control BioMedica;

(iv)
the sale, transfer or other disposition (including by way of merger or consolidation) of all or substantially all of the business and assets of Oxford BioMedica plc and its Affiliates, taken as a whole, to one or more Third Parties whether through a single transaction or a series of transactions; or

(v)	the shareholders of Oxford BioMedica plc. adopt a plan or proposal for liquidation or dissolution of Oxford BioMedica plc.

(v)	“Change of Control of the Licensee” shall mean the occurrence of any of the following:

(i)
any reorganization, recapitalization, consolidation, amalgamation or merger (or similar transaction or series of related transactions) of Axovant Sciences Ltd., or any sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Axovant Sciences Ltd., and in each case as a result of such transaction Roivant ceases to own, directly or indirectly, shares representing more than [***] of the voting power of Axovant Sciences Ltd. or the surviving entity of such transaction or series of related transactions, in each case without regard to whether Axovant Sciences Ltd. is the surviving entity and, in each case, any person or group of persons who are connected persons of each other or who are acting in concert, in each case other than Roivant, owns, directly or indirectly, shares representing more than [***] of the voting power of Axovant Sciences Ltd. or such surviving entity;

(ii)
as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, consolidation, merger or otherwise, any person or group of persons who are connected persons of each other or who are acting in concert, in each case other than Roivant, owns, directly or indirectly, shares representing more than [***] of the voting power of Axovant Sciences Ltd.;

(iii)	Axovant Sciences Ltd. ceases to control the Licensee, other than in connection with a Group Reorganisation;

(iv)
the sale, transfer or other disposition (including by way of merger or consolidation) of all or substantially all of the business and assets of Axovant Sciences Ltd. and its Affiliates, taken as a whole, to one or more Third Parties (other than Roivant or its Affiliates) whether through a single transaction or a series of transactions; or

(v)	the shareholders of Axovant Sciences Ltd. adopt a plan or proposal for liquidation or dissolution of Axovant Sciences Ltd.

(w)	“Change Proposal” shall have the meaning set out in Clause 5.1(c) (Process Development Services).

(x)	“Charge” shall have the meaning set out in Clause 16.1(a)(ii) (Term Loan Agreement).

(y)	“Claim” shall have the meaning set out in Clause 14.2 (Licensee Indemnification).

(z)	“Clinical Project Team” shall have the meaning set out in Clause 3.1 (Clinical Project Team).

(aa) “Clinical Supply Agreement” shall have the meaning set out in Clause 7.1(b) (Manufacture and Supply of Product).
(bb)    “Clinical Trials” shall mean any clinical testing of Products in human subjects.
(cc)    “Combination Product” shall have the meaning set out in Schedule 5 (Net
Sales).

(dd) “Commercially Reasonable Efforts” shall mean, with respect to the Licensee’s obligations under this Agreement with respect to a Product, the use of such efforts and employment of such resources:

(i)	as would normally be used or employed by a reasonable Third Party company having, together with its Affiliates, similar financial and other resources as the Licensee together with its Affiliates;

(ii)	for a product of similar market potential at a similar stage of its product life as the relevant Product;

(iii)	when utilizing sound and reasonable scientific, medical, and business judgment to develop and commercialise such product in a timely manner;

(iv)	taking into account relative safety and efficacy, product profile, the competitiveness of the marketplace and the market potential of such product, the nature and extent of market exclusivity, including patent coverage and regulatory data protection, price and reimbursement status, and all relevant factors;

(v)
but in all cases without taking into account the fact that an alternative competing product is being developed or commercialised by or on behalf of such reasonable Third Party company or one of its Affiliates or sublicensees.

Commercially Reasonable Efforts shall be determined on a market-by-market basis, and it is anticipated that the level of effort will change over time, reflecting changes in the status of the product and the markets involved.

(ee) “Commercial Supply Agreement” shall have the meaning set out in Clause 7.1(b) (Manufacture and Supply of Product).

(ff) “Control” or “Controlled” shall mean with respect to any Know-How or other intellectual property right, the possession (whether directly or indirectly and whether by ownership or license, other than pursuant to this Agreement) by a Party of the right to grant to the other Party access or a license as provided herein under such Know-How or other intellectual property right without violating the terms of any agreement or other arrangements with any Third Party or misappropriating the proprietary or trade secret information of a Third Party.

(gg) “Control” for the purposes of Clause 1.1(c) (Affiliates) and Clause 2.5 (Non- Compete) shall mean ownership of [***] or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or [***] or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the person or entity controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organised under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than [***], and in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

(hh) “Confidential Information” shall mean all information of a confidential or proprietary nature which is disclosed directly or indirectly by one Party (the “Disclosing Party”) or its Affiliates, to the other Party (the “Receiving Party”) or its Affiliates at any time during the Term, without regard to the form or manner in which such information is disclosed or obtained (including information disclosed orally or in documentary or electronic form or by way of model, or obtained by observation), and without limiting the foregoing, in addition shall include:

(i)	the existence and terms of this Agreement for which both Parties shall be deemed to be the Receiving Party;

(ii)
information disclosed under the confidentiality agreement between the Parties originally executed 15th November 2017, amended on 7th December 2017 (the “CDA”), which, with effect from the Effective Date, shall be deemed to be Confidential Information of the relevant Party under this Agreement and subject to the terms of this Agreement in place of the terms of the CDA with this Agreement superseding the CDA; and

(iii)	the Know-How within the BioMedica IP for which BioMedica shall be deemed to be the Disclosing Party and the Licensee deemed to be the Receiving Party.

(ii) “Cover” shall mean, with respect to a claim of a Patent and a Product, that such claim would be infringed, absent a license, by the manufacture, use, keeping, offer for sale, sale or importation of such Product in such country (and for the purposes of this definition, any pending claim of a patent application shall be deemed to be issued and in-force having claims in the form in which they are then pending).

(jj)    “Divest” shall have the meaning set out in Clause 2.5 (Non-Compete).

(kk) “Dollars” shall mean United States dollars and “$” shall be interpreted accordingly.

(ll) “Diligence Milestones” shall have the meaning set out in Clause 6.6 (Diligence Milestones).
(mm)    “EMA” shall mean the European Medicines Agency, or any successor thereto.
(nn)    “European Commission” means the authority within the European Union that has the legal authority to grant Regulatory Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

(oo) “Exclusivity Period” shall have the meaning set out in Clause 2.6(c)(i) (BioMedica Reserved Product).

(pp) “Existing Inventory” shall have the meaning set out in Clause 7.2 (Manufacture and Supply of Product).

(qq) “FDA” shall mean the United States Food and Drug Administration, or any successor thereto.

(rr) “Fees” shall have the meaning set out in Clause 5.5(a) (Process Development Service Costs).

(ss) “Field” shall mean all uses, including the treatment, prevention and diagnosis of any and all human and animal diseases, disorders and conditions.

(tt) “First Commercial Sale” shall mean, with respect to a Product, the first sale to a Third Party of such Product in a given regulatory jurisdiction after Regulatory Approval has been obtained in such jurisdiction for such Product.

(uu) “Fiscal Quarter” means each of the following three (3)-month periods during each Fiscal Year: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31; provided, that the first Fiscal Quarter shall commence on the Effective Date and end on June 30, 2018.

(vv) “Fiscal Year” means with respect to the Licensee, the twelve (12)-month period from April 1 through March 31 provided, that the Licensee may change its Fiscal Year on [***] prior written notice to BioMedica and BioMedica shall, in such instance, make such appropriate adjustments to the reporting and other payment terms under this Agreement to accommodate such change.

(ww) “FTE” shall mean the equivalent of the work of a full-time employee of BioMedica for a [***] period.

(xx)	“FTE Rate” shall mean a rate of £[***] per FTE per year, to be pro-rated on an hourly basis of £[***] per FTE per hour, assuming [***] hours per year for an FTE.
(yy)    “GBP” means British pounds sterling, and “£” shall be interpreted accordingly.
(zz)    “General Process Development Results” shall have the meaning set out in
Clause 5.4 (Process Development Results).

(aaa) “Group Reorganisation” means any arrangement (by scheme of arrangement, share exchange, or otherwise) under which the shares in Axovant Sciences Ltd. are acquired by a new body corporate in terms that the shareholders of the body corporate and their respective shareholdings and percentage equity interests in that new body corporate after that acquisition are the same or substantially the same as they were immediately prior to that acquisition.

(bbb) “IND” shall mean an investigational new drug application or equivalent application filed with a Regulatory Authority in a given country, which application is required to commence human clinical trials in such country.

(ccc) “Indemnified Party” shall have the meaning set out in Clause 14.4 (Indemnification Procedure).

(ddd) “Indemnifying Party” shall have the meaning set out in Clause 14.4 (Indemnification Procedure).

(eee) “Insolvency Event” in relation to a Party or entity shall mean any of the following events:

(i)	that Party ceasing or threatening to cease to carry on business;

(ii)	that Party being deemed by a competent authority to be unable or admitting inability to pay its debts;

(iii)	a moratorium is declared by a competent authority in respect of any indebtedness of that Party;

(iv)	that Party giving notice to any of its creditors that it has suspended or is about to suspend payment of any of its debts;

(v)	that Party commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness by reason of financial difficulties;

(vi)	an arrangement, composition, or assignment with or for the benefit of its creditors is entered into or proposed by or in relation to that Party;

(vii)	a receiver, administrative receiver, liquidator, or compulsory manager taking possession of or being appointed over the whole or any material part of the assets of that Party;

(viii)
any expropriation, attachment, sequestration, distress, execution or other analogous process is levied or enforced on or affects the whole or any material part of the assets of that Party (and is not discharged within [***]);

(ix)
enforcement of any mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect over any assets of that Party;

(x)	that Party or its directors or the holder of a qualifying floating charge giving notice of his, their or its intention to appoint an administrator;

(xi)	that Party or its directors or any of its creditors or the holder of a qualifying floating charge making an application to the court for the appointment of an administrator;

(xii)	an administrator being appointed of that Party;

(xiii)
the winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) with respect to that Party; provided that this does not apply to any winding-up petition that is frivolous or vexatious and is discharged, stayed or dismissed within [***] of commencement;

(xiv)	that Party being struck off the register of companies; or

(xv)	the happening in relation to that Party of an event analogous to any of the above in any jurisdiction in which it is incorporated or resident or in which it carries on business or has assets.

(fff) “Inventions” means all inventions, whether or not patentable, that are discovered, made, conceived, or conceived and reduced to practice in the course of activities contemplated by this Agreement other than in the course of the Process Development Services.

(ggg) “Joint Inventions” shall have the meaning set out in Clause 11.1(a) (Ownership).

(hhh)    “Joint Patents” shall have the meaning set out in Clause 11.1(a) (Ownership).

(iii)
“Know-How” shall mean unpatented technical and other information which is not generally known, including information comprising or relating to discoveries, inventions, data, designs, formulae, methods, models, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specification and techniques), laboratory records, chemical, pharmacological, toxicological, pre-clinical, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to and information from ethical committees and regulatory authorities.

(jjj) “Lender Agent” shall have the meaning set out in Clause 16.1 (Term Loan Agreement).

(kkk) “Licensed Know-How” shall have the meaning set forth in Clause 1.1(k) (BioMedica IP).

(lll) “Licensed Patents” shall have the meaning set forth in Clause 1.1(k) (BioMedica IP).

(mmm) “Licensee Competing Product” shall mean any viral vector gene therapy product (other than the Product) for intraputamental delivery of transgenes:

(i)	in any vector other than a lentiviral-based vector; and

(ii)
which transgenes encode proteins having the enzymatic or cofactor activities of either one or two or three of the following: AADC (aromatic L-amino acid decarboxylase), TH (tyrosine hydroxylase), or CH1 (GTP cyclohydrolase 1).

(nnn) “Licensee Indemnitees” shall have the meaning set forth in Clause 14.3 (BioMedica Indemnification).

(ooo) “Loan Agreement” shall have the meaning set out in Clause 16.1 (Term Loan Agreement).

(ppp) “Major Markets” shall mean the United States, United Kingdom, Germany, France, Italy, Spain, and Japan.

(qqq) “Manufacture” shall mean all activities related to the production, manufacture, processing, filling, finishing, packaging, labelling, inspection, receiving, holding and shipping of the Products, or any constituents or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, release, testing, quality assurance and quality control. When used as a verb, “Manufacture” shall mean to engage in Manufacturing.

(rrr) “Market Penetration” shall mean, with respect to a Product and one or more Alternative Product(s) sold in any given country, the number of units of all Alternative Product(s) sold in such country during any period of three (3)

consecutive Calendar Quarters, expressed as a percentage of the total number of units of such Product sold in such country during the [***] Calendar Quarters immediately preceding the launch of any Alternative Product(s) in such country, in each case as reported by the IQVIA script data or, in the absence of available IQVIA script data, according to an alternative source generally utilised in the pharmaceutical industry as agreed by the Parties.

(sss)    “Material Issue” shall mean:

(i)	a material finding regarding the safety or efficacy of the Product; or

(ii)	a material development regarding the commercial viability of the Product;

in each case, which a reasonable Third Party would consider to be sufficient to cease all further development and/or commercialisation of the Product.

(ttt) “Net Receipts” shall mean [***]:

(i)	[***];

(ii)	[***];

(iii)	[***];

[***].

(uuu)    “Net Sales” shall have the meaning set out in Schedule 5 (Net Sales).

(vvv) “Oaktree” shall have the meaning set out in Clause 16.1 (Term Loan Agreement).

(www) “Ongoing Clinical Trials” shall have the meaning set out in Clause 4.1 (Transfer of Know-How and Ongoing Clinical Trials).

(xxx)	“Original Product” shall mean any lentiviral-based vector product for delivering:

(i)	transgenes, which transgenes encode proteins having the enzymatic or cofactor activities of all of AADC (aromatic L-amino acid decarboxylase),
TH (tyrosine hydroxylase), and CH1 (GTP cyclohydrolase 1); and

(ii)	no other therapeutic moiety;

including, as at the Effective Date, Prosavin and OXB-102.

(yyy) “OXB-102” shall mean the product that is the subject of the OXB-102 Clinical Trial.

(zzz) “OXB-102 Clinical Trial” shall mean clinical study numbered, as of the Effective Date, OXB-102-01 with study title “A Phase I/II Safety and Dose Evaluation Study of OXB-102 in Patients with Bilateral Idiopathic Parkinson’s Disease”.

(aaaa) “OXB Project Personnel” shall have the meaning set out in Clause 6.2 (Engagement of BioMedica in Clinical Trials).

(bbbb) “Oxford BioMedica plc” shall mean the public limited company formed under the laws of England and Wales.

(cccc)
“Paediatric Priority Review Voucher” shall mean a priority review voucher awarded by the FDA to the sponsor of a rare paediatric disease product application pursuant to Section 529 of the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended, and the rules and regulations promulgated thereunder, or an equivalent voucher under a superseding law.

(dddd)
“Paediatric Priority Review Voucher Receipts” shall mean any payments received by the Licensee or its Affiliates pursuant to one or more agreements relating to the transfer by the Licensee or its Affiliates to a Third Party of a Paediatric Priority Review Voucher.

(eeee)	“Party” shall mean BioMedica or the Licensee and, when used in the plural, shall mean BioMedica and the Licensee.

(ffff)
“Patents” shall mean (i) pending patent applications, issued patents, utility models and designs; (ii) all reissues, extensions (including patent term adjustments and supplementary protection certificates), substitutions, confirmations, registrations, re-registrations, re-examinations, continuations, continuations-in-part, divisions, and patents of addition, with respect to the foregoing; and (iii) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

(gggg) “Phase 1 Clinical Trial” shall mean, in reference to a clinical trial of a Product,
(i) a trial that would satisfy the requirements for a Phase 1 study as defined in 21 C.F.R. § 312.21(a) or (ii) a Phase 1 study as defined in the ICH E8 Guideline (or, in either case, any amended or successor regulation or guideline).

(hhhh)
“Phase 1/2 Clinical Trial” shall mean, in reference to a clinical trial of a Product, that such trial combines both a Phase 1 Clinical Trial and a Phase 2 Clinical Trial of such Product into a single protocol, where the Phase 1 Clinical Trial portion is performed first to (i) establish initial safety, tolerability, pharmacokinetic and pharmacodynamic information for a Product or (ii) determine an optimal dose of such Product in subjects, and the Phase 2 Clinical Trial portion is performed second to further evaluate safety and efficacy of such Product in subjects treated with a selected dose.

(iiii)	“Phase 2 Clinical Trial” shall mean, in reference to a clinical trial of a Product,
(i)    a trial that would satisfy the requirements for a Phase 2 study as defined in 21 C.F.R. § 312.21(b) or (ii) a Phase 2 study as defined in the ICH E8 Guideline (or, in either case, any amended or successor regulation or guideline).

(jjjj)
“Pivotal Clinical Trial” shall mean a controlled clinical study in humans of the efficacy and safety of a product, that is (1) prospectively designed to, or (2) for the purposes of Clause 8.2 (Development and Regulatory Milestone Payments) is subsequently determined to, demonstrate statistically whether such product is effective and safe for use in humans in the indication being investigated in a manner sufficient to submit a BLA to obtain Regulatory Approval to market such product, in each case as evidenced by (i) an agreement with or statement from the FDA on a Special Protocol Assessment or equivalent in another country, or

(ii)    other guidance or minutes issued by the FDA for such registration trial or equivalent in another country.

(kkkk) “Plasmids” means the plasmids required for Good Manufacturing Practice Manufacture of Products.

(llll) “Pricing and Reimbursement Approval” means, with respect to a Product in a particular country or region, the approval, agreement, determination or decision of at least one applicable decision making body establishing the price or level of reimbursement for such Product.

(mmmm) “Process Development Project Team” shall have the meaning set out in Clause 3.3 (Process Development Project Team).

(nnnn) “Process Development Services” has the meaning set out in Clause 5.1(a) (Process Development Services).

(oooo) “Process Development Results” shall mean all results, data, information and inventions (and all intellectual property rights in the same) first identified, developed, generated or created in the course of performance of the Process Development Services.

(pppp) “Product” shall mean:

(i)	an Original Product; or

(ii)	pursuant to Clause 2.1(c) (Grant of Licence; Right of Reference), any Backup Product;

and in each case is Covered by a Licensed Patent or the research, development or Manufacture of which used or uses the Licensed Know-How.
(qqqq) “Product Marks” shall have the meaning set out in Clause 6.8 (Trademarks).
(rrrr)    “Product-Specific Patents” shall mean the Patents listed in Part 2 of Schedule
1.

(ssss) “Product-Specific Process Development Results” shall have the meaning set out in Clause 5.4 (Process Development Results).
(tttt)    “Prosavin” shall mean the product the subject of the Prosavin Clinical Trial.
(uuuu) “Prosavin Clinical Trial” shall mean clinical study number PS1/001/09 with study title “A multicentre, open-label extension study to determine the long term safety, tolerability and efficacy of ProSavin® in patients with bilateral, idiopathic Parkinson’s disease”.

(vvvv) “Records” shall have the meaning set out in Clause 5.3 (Record Keeping and Reporting).

(wwww) “Regulatory Authority” shall mean any local or national agency, authority, department, inspectorate, minister, ministry official, or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over any of the Parties or the development, Manufacture, sale, or use of medicinal products, including, where applicable, the EMA, FDA, or any similar health regulatory authority in any country.

(xxxx) “Regulatory Approval” shall mean, with respect to Products in a particular country or region, all approvals from the applicable Regulatory Authorities necessary and sufficient for the marketing and sale of a Product in such country or region.

(yyyy) “Regulatory Exclusivity” shall mean any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Product other than Patents, including rights conferred in the U.S. under the Hatch- Waxman Act or the FDA Modernization Act of 1997, under national implementations of Article 10 of Directive 2001/83/EC or rights similar thereto in any other jurisdiction.
(zzzz) “Regulatory Filings” shall have the meaning set out in Clause 6.3 (Regulatory).
(aaaaa) “Royalty Report” shall have the meaning set out in Clause 9.2 (Royalty
Reports).

(bbbbb)
“Royalty Term” shall mean, in relation to a Product sold in a country, the period of time from the First Commercial Sale by a Selling Entity of such Product in such country until the latest of (i) the date upon which there is no Valid Claim in such country that Covers such Product (provided that in the event that a pending claim within the BioMedica IP is subsequently granted following expiry of the Royalty Term under this paragraph, the Royalty Term shall come back into force to the extent that such claim is a Valid Claim that Covers such Product); (ii) the expiry of any Regulatory Exclusivity in respect of such Product in such country; and (iii) ten (10) years after such First Commercial Sale of such Product in such country.

(ccccc) “Scientific Advisory Board” shall have the meaning set out in Clause 3.6 (Scientific Advisory Board).

(ddddd)	“Selling Entity” shall mean the Licensee, its Affiliates, or Sublicensees, as applicable.

(eeeee)	“Senior Officers” shall mean, for the Licensee, the President, and for BioMedica, the Chief Executive Officer.

(fffff) “Start Date” shall have the meaning set out in Clause 2.6(b) (BioMedica Reserved Product).

(ggggg)	“Sublicensee” shall mean a Third Party to whom the Licensee, its Affiliates, or its or their Sublicensee has granted rights under the BioMedica IP, including through multiple tiers.

(hhhhh)
“Tax” or “Taxes” means any and all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges in the nature of a tax, including without limitation all income, goods and services, transfer, value added, sales, use, stamp, documentary, and withholding taxes, and all customs and import duties, together with all interest, penalties, and additions thereto imposed with respect to such amounts, in each case whether disputed or not.

(iiiii) “Third Party” shall mean any entity other than BioMedica or the Licensee or an Affiliate of BioMedica or the Licensee.
(jjjjj)    “Term” shall have the meaning set out in Clause 15.1 (Term).
(kkkkk) “Transfer Plan” shall have the meaning set out in Clause 4.1 (Transfer of Know-
How and Ongoing Clinical Trials).

(lllll) “TRiP Option” shall have the meaning set out in Clause 2.2(a) (TRiP and WPRE Option).

(mmmmm) “TRiP System” shall mean the heterologous translation control system described in PCT/GB2014/053813 for repressing translation of one or more nucleotides of interest.

(nnnnn)    “US” shall mean the United States of America.

(ooooo)
“Valid Claim” shall mean a claim of (i) an unexpired and issued patent within the BioMedica IP that has not been disclaimed, revoked, or held invalid, unpatentable or unenforceable by an administrative agency, court or other government agency of competent jurisdiction in a final and non-appealable decision (or a decision unappealed within the time limit allowed for appeal), and which has not been admitted to be invalid or unenforceable through reissue, re- examination or disclaimer or otherwise; or (ii) a pending patent application within the BioMedica IP which has not been finally rejected by a patent office or other governmental agency of competent jurisdiction in an unappealable decision or a decision that is un-appealed within the time allowed for appeal and has not been pending for more than five (5) years from the date of filing of such pending patent application.

(ppppp)
“Value Added Tax” or “VAT” means the tax imposed by Council Directive 2006/112/EC of the European Community and any national legislation implementing that directive together with legislation supplemental thereto and in particular, in relation to the United Kingdom, the tax imposed by the Value Added Tax Act of 1994 or other tax of a similar nature imposed elsewhere instead of or in addition to value added tax; and outside the European Union (and including the United Kingdom in the event that the United Kingdom ceases to be a member of the European Union during the Term), any tax corresponding to, or substantially similar to, the common system of value added tax referred to in this definition, excluding any Tax imposed on or with respect to the income of any of BioMedica or its Affiliates.

(qqqqq)
“Work Package” shall mean any written statement setting out a programme of process development work to be performed under this Agreement and containing the information set out in Schedule 3 and such other information as may be necessary for the performance of such programme of work.

(rrrrr) “WPRE Option” shall have the meaning set out in Clause 2.2(a) (TRiP and WPRE Option).

(sssss) “WPRE Patent” shall mean any patent that claims priority to International Application Number PCT/US1998/019441.

1.2	Interpretation. In this Agreement:

(a)	unless otherwise specified, references to clauses and schedules are to the clauses and schedules of this Agreement;

(b)
the words “include”, “including” and “in particular” are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of any words preceding them;

(c)	the words “other” and “otherwise” are not to be construed as being limited by any words preceding them;

(d)	headings are used for convenience only and do not affect its interpretation; and

(e)	a reference to the singular includes a reference to the plural and vice versa and a reference to any gender includes a reference to all other genders.

2.	GRANT OF LICENCE

2.1	Grant of Licence; Right of Reference

(a)
BioMedica hereby grants to the Licensee, subject to the terms and conditions set forth in this Agreement, a worldwide, exclusive (even as to BioMedica, except as expressly set forth herein) license, with the right to grant sublicenses (including through one or multiple tiers) under the BioMedica IP to research, develop, Manufacture and have Manufactured (subject to Clause 7 (Manufacture) with respect to Manufacture of Products), use, offer for sale, sell, have sold, import, and export the Products in the Field.

(b)
BioMedica hereby grants to the Licensee, its Affiliates, and Sublicensees, subject to the terms and conditions set forth in this Agreement, a “Right of Reference” as that term is defined in 21 C.F.R. § 314.3(b) (or any other similar provision under Applicable Law outside the US) to all regulatory documents, dossiers and filings that relate to the Product or any lentiviral vector gene therapy product manufactured by BioMedica, provided that:

(i)
such right shall apply only to such regulatory documents, dossiers or filings to which BioMedica is able to grant such “Right of Reference” without violating the terms of any agreement or other arrangements with any Third Party or misappropriating the proprietary or trade secret information of a Third Party; and

(ii)
such right shall be for the sole purpose of enabling the Licensee its Affiliates, and Sublicensees to file, obtain approval and maintain any Regulatory Filings with respect to the Products or exercise any of its license rights to Products.

BioMedica shall provide a signed statement to that effect, if requested by the Licensee in accordance with Applicable Law.

(c)
If the Licensee considers that a Material Issue has arisen, the Licensee shall immediately notify BioMedica in writing providing all available details of the Material Issue. Following such notification, the Parties shall discuss the nature of the Material Issue in good faith. If, following such discussion the Licensee maintains its opinion that there is a Material Issue, then the definition of Product shall be deemed to mean only a Backup Product and shall not include an Original Product.

(d)
BioMedica and its Affiliates shall not, alone or in collaboration with any Third Party, clinically develop, seek Regulatory Approval for, Manufacture (or have Manufactured), use, sell (or have sold), market, promote, import, export, or otherwise commercialize (or grant any rights in or to) an Original Product or a Backup Product during the Term.

(e)
BioMedica shall, from time to time but at least annually on the anniversary of the Effective Date, update Part 1 and Part 2 of Schedule 1 to include any additional Patents Controlled by BioMedica that Cover the development, manufacture, use, or commercialization of the Products, excluding the BioMedica TRiP Patents unless and until the Licensee exercises its option pursuant to Clause 2.2(a) (TRiP and WPRE Option) and the WPRE Patent unless and until the Licensee exercises its option pursuant to Clause 2.2(b) (TRiP and WPRE Option).

2.2	TRiP and WPRE Option.

(a)
BioMedica hereby grants to the Licensee an exclusive option to obtain a worldwide, exclusive licence, with the right to grant sublicenses (including through multiple tiers) under the BioMedica TRiP Patents and the BioMedica TRiP Know-How solely to research, develop, Manufacture and have Manufactured (subject to Clause 7 (Manufacture) with respect to Manufacture of Products) use, offer for sale, sell, have sold, import, and export the Products in the Field (“TRiP Option”). The Licensee may exercise the TRiP Option by written notice to BioMedica. Upon exercise of the TRiP Option, the licence under the BioMedica TRiP Patents and the BioMedica TRiP Know-How shall be deemed part of the definition of “BioMedica IP”.

(b)
BioMedica hereby grants to the Licensee an exclusive option to obtain a worldwide, non-exclusive licence, without the right to grant sublicenses under the WPRE Patent solely to research, develop, Manufacture and have Manufactured (subject to Clause 7 (Manufacture) with respect to Manufacture of Products) use, offer for sale, sell, have sold, import, and export the Products in the Field (“WPRE Option”). The Licensee may exercise the WPRE Option by written notice to BioMedica. Upon exercise of the WPRE Option, the licence under the WPRE Patent shall be deemed part of the definition of “Licensed Patents”.

2.3	Retained Rights

Notwithstanding anything in this Agreement to the contrary, BioMedica retains a worldwide, non-exclusive, sub-licensable (including through one or multiple tiers) right under the BioMedica IP:

(a)
to the extent necessary to give effect to and perform the obligations of BioMedica and its Affiliates under the agreement between L’Assistance Publique – Hopitaux de Paris, Le Commissariat a L’Energie Atomique et aux Energies Alternatives (CEA), and Oxford BioMedica (UK) Limited, dated 7 March 2017; and

(b)	to the extent necessary to perform its obligations under this Agreement and any other written agreement between the Parties.

2.4	Sublicensing

(a)
The Licensee may grant sublicenses through one or multiple tiers, under any or all of the rights granted in Clause 2.1 (Grant of License; Right of Reference), to its Affiliates and to Third Parties. The Licensee shall, and shall procure that each of its Affiliates and each Sublicensee shall, notify BioMedica of the identity of any Sublicensee in writing not more than [***] following the grant of rights under the BioMedica IP to such Sublicensee.

(b)	All sublicenses of the rights granted under this Agreement or any sublicense must be in writing and:

(i)	include legally binding provisions at least as stringent as those contained in this Clause 2.4 (Sublicensing) and Clause 12 (Confidentiality);

(ii)	oblige the Sublicensee to report in writing to the Licensee achievement of any milestone event referred to in Clause 8.2 (Development and Regulatory Milestone Payments);

(iii)
oblige the Sublicensee to keep, at its normal place of business, accurate and up-to-date records and books of account in sufficient detail for the determination of Net Sales by the Sublicensee (through multiple tiers). Such books and records shall be retained by the Sublicensee (through multiple tiers) for three (3) years from the date on which they are generated, and shall be maintained in accordance with applicable Accounting Standards;

(iv)
provide that such sublicense shall automatically terminate upon termination of this Agreement; provided that, if the Sublicensee is not in material breach of any of its obligations under such sublicense, at the written request of the Sublicensee to BioMedica made within [***] following the termination of this Agreement, BioMedica shall enter into a direct licence with the Sublicensee on substantially the same terms as this Agreement but limited to the scope granted by the Licensee (or Sublicensee) to the Sublicensee, provided that:

(A)	BioMedica shall not be required to undertake obligations in addition to those required by this Agreement;

(B)	the financial terms of such direct licence shall be replaced by the applicable financial terms provided under this Agreement; and

(C)	BioMedica receives, in relation to the Sublicensee, at least those rights that it received in relation to the Licensee under this Agreement.

(c)
The Licensee shall remain liable to BioMedica in respect of any acts or omissions of any Affiliate or Sublicensee (through multiple tiers) that would, if effected by the Licensee, constitute a breach of this Agreement.

2.5	Non-Compete

(a)
BioMedica and its Affiliates shall not, alone or in collaboration with any Third Party, clinically develop, seek Regulatory Approval for, manufacture (or have manufactured), use, sell (or have sold), market, promote, import, export or otherwise commercialise a BioMedica Competing Product during the Term.

(b)	Notwithstanding the restrictions set out in Clause 2.5(a) (Non-Compete):

(i)
in the event that BioMedica or any of its Affiliates (A) acquires, by way of acquisition of the rights in, or acquisition of Control of any Third Party having rights in; or (B) assigns this Agreement, and all of its rights and obligations under this Agreement to a Third Party which itself or one of whose Affiliates is clinically developing, seeking Regulatory Approval for, manufacturing (or having manufactured), using, selling (or having sold), marketing, promoting, importing, exporting or otherwise commercialising; a BioMedica Competing Product, BioMedica shall (or shall procure that its respective applicable Affiliate) divest the BioMedica Competing Product, or cease to develop, seek Regulatory Approval for, manufacture (or have manufactured), use, sell (or have sold), market, promote, import, export or otherwise commercialise the BioMedica Competing Product, as soon as reasonably practicable, and in any case within twelve (12) months, after the completion of the acquisition. “Divest” as used in this Clause 2.5(b) (Non-Compete) shall mean the sale or transfer or exclusive license of rights to the BioMedica Competing Product to a Third Party without receiving a continuing share of profit, royalty payment, or other economic interest in the success of such BioMedica Competing Product;

(ii)	in the event of a Change of Control of BioMedica:

(A)
if, at the time of completion of such Change of Control of BioMedica, the Third Party acquirer has rights in a BioMedica Competing Product, neither the Third Party acquirer nor any of its Affiliates existing immediately prior to such transaction will have any obligations under this Clause 2.5 (Non-Compete) with respect to such BioMedica Competing Product, provided that such Third Party acquirer shall not have access to, and shall not refer to, rely upon, or use in any manner, the BioMedica IP or any intellectual property or Confidential Information of the Licensee for the continued conduct of such BioMedica Competing Product; and

(B)
such Third Party acquirer or any of its Affiliates (excluding BioMedica and its Affiliates immediately before such Change of Control of BioMedica) may commence development, manufacture, using, selling, marketing, promoting, importing, exporting, and otherwise commercialising any BioMedica Competing Product, provided that each entity that is responsible for such BioMedica Competing Product shall not have access to, and shall not refer to, rely upon, or use in any manner, the BioMedica IP or any intellectual property or Confidential Information of the Licensee for the continued conduct of such BioMedica Competing Product.

(c)
The Licensee and its Affiliates shall not, alone or in collaboration with any Third Party, clinically develop, seek Regulatory Approval for, manufacture (or have manufactured), use, sell (or have sold), market, promote, import, export or otherwise commercialise a Licensee Competing Product during the Term.

(d)	Notwithstanding the restrictions set out in Clause 2.5(c) (Non-Compete);

(i)
in the event that the Licensee or any of its Affiliates (A) acquires, by way of acquisition of the rights in or acquisition of Control of any Third Party having rights in; or (B) assigns this Agreement, and all of its rights and obligations under this Agreement to a Third Party which itself or one of whose Affiliates is clinically developing, seeking Regulatory Approval for, manufacturing (or having manufactured), using, selling (or having sold), marketing, promoting, importing, exporting or otherwise commercialising; a Licensee Competing Product, the Licensee shall (or shall procure that its respective applicable Affiliate) divest the Licensee Competing Product, or cease to develop, seek Regulatory Approval for, manufacture (or have manufactured), use, sell (or have sold), market, promote, import, export or otherwise commercialise the Licensee Competing Product, as soon as reasonably practicable, and in any case within twelve (12) months, after the completion of the acquisition. “Divest” as used in this Clause 2.5(d) (Non-Compete) shall mean the sale or transfer or exclusive license of rights to the Licensee Competing Product to a Third Party without receiving a continuing share of profit, royalty payment, or other economic interest in the success of such Licensee Competing Product;

(ii)	in the event of a Change of Control of the Licensee:

(A)
if, at the time of completion of such Change of Control of the Licensee, the Third Party acquirer has rights in a Licensee Competing Product, neither the Third Party acquirer nor any of its Affiliates existing immediately prior to such transaction will have any obligations under this Clause 2.5 (Non-Compete) with respect to such Licensee Competing Product, provided that such Third Party acquirer shall not have access to, and shall not refer to, rely upon, or use in any manner, the BioMedica IP;

(B)
such Third Party acquirer or any of its Affiliates (excluding the Licensee and its Affiliates immediately before such Change of Control of the Licensee) may commence development, manufacture, using, selling, marketing, promoting, importing, exporting, and otherwise commercialising any Licensee Competing Product provided each entity that is responsible for such Licensee Competing Product shall not have access to, and shall not refer to, rely upon, or use in any manner, the BioMedica IP.

(e)
Each of the Parties recognises that the restrictions contained in this Clause 2.5 (Non-Compete) are properly required for the adequate protection of the Parties’ rights hereunder, and agree that if any provision in this Clause 2.5 (Non- Compete) is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such restrictions shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable.

2.6	BioMedica Reserved Product

(a)
If BioMedica commences development of a BioMedica Reserved Product, BioMedica may not grant rights to any Third Party to develop or commercialise such BioMedica Reserved Product until it has followed the procedure set out in this Clause 2.6 (BioMedica Reserved Product).

(b)
BioMedica shall notify the Licensee in writing promptly after the earlier of the date on which BioMedica (i) initiates substantial discussions with, or receives a term sheet from, a Third Party regarding the grant of a licence to such Third Party in respect of the BioMedica Reserved Product; or (ii) obtains final results of the first clinical trial of such BioMedica Reserved Product. If subsequently requested in writing by the Licensee, BioMedica shall provide to the Licensee the full, then-existing pre-clinical and clinical data in relation to the BioMedica Reserved Product within the Control of BioMedica (the date of such provision being the “Start Date”), provided that such Know-How shall be kept confidential by the Licensee pursuant to Clause 12 (Confidentiality), used only to for the purpose of determining whether to enter into an agreement with BioMedica in relation to the BioMedica Reserved Product, and disclosed only to those employees of the Licensee and its Affiliates who need to know the same for such purpose.

(c)
Within [***] after the Start Date, the Licensee may notify BioMedica in writing that it wishes to negotiate in good faith a licence in respect of the BioMedica Reserved Product. If the Licensee issues such notice:

(i)
the Parties shall negotiate in good faith, during the period expiring [***] after the Licensee’s notice to BioMedica that it wishes to negotiate a licence in respect of the BioMedica Reserved Product (“Exclusivity Period”), the grant of such licence by BioMedica to the Licensee; and

(ii)
during the Exclusivity Period (or the end of such negotiations without entering into a definitive agreement, if earlier), BioMedica shall not grant to any Third Party any licence in respect of the BioMedica Reserved Product.

(d)
If the Parties do not enter into a definitive agreement for the BioMedica Reserved Product during the Exclusivity Period, then BioMedica shall not, within a period of twelve (12) months thereafter, grant to any Third Party a licence in respect of the BioMedica Reserved Product on terms which are materially more favourable to such Third Party than the terms offered to the Licensee when taking into account only (i) the scope and exclusivity of rights granted, and (ii) the monetary payments due to BioMedica or its Affiliates.

2.7	Compliance with Applicable Laws

In the course of performing its obligations or exercising its rights pursuant to this Agreement, each Party:

(a)	shall comply with, and shall cause its and its Affiliates’ and Sublicensees’ employees and contractors to comply with, all Applicable Laws; and

(b)
shall not employ or use the services of any person that has been debarred for example as under clause 306(a) or 306(b) of the United States Federal Food, Drug, and Cosmetic Act, as amended. If either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, including the Party itself or its Affiliates or Sublicensees, that directly or indirectly relate to activities contemplated by this Agreement, such Party shall immediately notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

3.	MANAGEMENT

3.1	Clinical Project Team

(a)
Within [***] after the Effective Date, the Parties shall establish a Clinical Project Team (“Clinical Project Team”) with each Party designating and notifying the other Party of its initial members to serve on the Clinical Project Team.

(b)
The Clinical Project Team will remain in place until completion of the transfer of the Clinical Trials and, unless otherwise requested in writing by the Licensee for a reasonable extension period, will be disbanded at the end of such period.

(c)
The Clinical Project Team shall consist of personnel of BioMedica and the Licensee (or its Affiliate), in each case, with appropriate background and expertise to contribute to the Clinical Project Team. Each Party may change its members on the Clinical Project Team from time to time upon written notice to the other Party.

(d)	Either Party may, from time to time, invite additional representatives or consultants, who are not Clinical Project Team members but who have knowledge and experience necessary to assist the Clinical Project Team, to attend Clinical Project Team meetings, subject to (i) approval of the other Party (not to be unreasonably withheld, conditioned, or delayed) and (ii) such representatives and consultants being bound by confidentiality obligations at least as stringent as those in this Agreement.

(e)
The Licensee shall appoint one (1) of its members to chair Clinical Project Team meetings, ensure the orderly conduct of Clinical Project Team meetings, and ensure that written minutes of each Clinical Project Team meeting are taken and issued to each of the Parties.

(f)
The Clinical Project Team shall meet as often as required. Such meetings may be conducted by telephone, videoconference or in person as determined by the chairperson. Each Party may call for meetings of the Clinical Project Team with reasonable prior notice (it being agreed that at least [***] shall constitute reasonable notice), to discuss matters within the purview of the Clinical Project Team.

3.2	Role of Clinical Project Team

The Clinical Project Team shall, subject to Clause 3.5 (Limits), be responsible for:

(a)	planning and overseeing the conduct of the Ongoing Clinical Trials until transfer and the transfer of the Ongoing Clinical Trials to the Licensee;

(b)	providing a forum for, and facilitation of, communications between the Parties with respect to the Clinical Trials;

(c)	providing a forum for updates regarding safety, regulatory and other similar information as required to be provided by BioMedica under this Agreement; and

(d)
agreeing, by consensus of both Parties, the period of time for which the Licensee shall utilise, pursuant to Clause 6.2 (Engagement of Experienced BioMedica Personnel), the services of the OXB Project Personnel.

3.3	Process Development Project Team

(a)
Within [***] after the Effective Date, the Parties shall establish a Process Development Project Team (“Process Development Project Team”) with each Party designating and notifying the other Party of its initial members to serve on the Process Development Project Team.

(b)
The Process Development Project Team will remain in place until completion of the last Work Package and, unless otherwise requested in writing by the Licensee for a reasonable extension period, will be disbanded at the end of such period.

(c)
The Process Development Project Team shall consist of personnel of BioMedica and the Licensee (or its Affiliate), in each case, with appropriate background and expertise to contribute to the Process Development Project Team. Each Party may change its members on the Process Development Project Team from time to time upon written notice to the other Party.

(d)
Either Party may, from time to time, invite additional representatives or consultants, who are not Process Development Project Team members but who have knowledge and experience necessary to assist the Process Development Project Team, to attend Process Development Project Team meetings, subject to (i) approval of the other Party (not to be unreasonably withheld, conditioned, or delayed) and (ii) such representatives and consultants being bound by confidentiality obligations at least as stringent as those in this Agreement.

(e)
The Licensee shall appoint one (1) of its members to chair Process Development Project Team meetings, ensure the orderly conduct of Process Development Project Team meetings, and ensure that written minutes of each Process Development Project Team meeting are taken and issued to each of the Parties.

(f)
The Process Development Project Team shall meet as often as required. Such meetings may be conducted by telephone, videoconference or in person as determined by the chairperson. Each Party may call for meetings of the Process Development Project Team with reasonable prior notice (it being agreed that at least [***] shall constitute reasonable notice), to discuss matters within the purview of the Process Development Project Team.

3.4	Role of Process Development Project Team

The Process Development Project Team shall, subject to Clause 3.5 (Limits), be responsible for:

(a)	preparing descriptions of Work Packages, which must be reasonably, mutually agreed to in good faith in writing and executed by an authorised representative of each Party in order to become effective;

(b)	discussing amendments to Work Packages and making recommendations to authorised representatives of each Party regarding such amendments;

(c)	providing a forum for, and facilitation of, communications between the Parties with respect to the Work Packages and the results of Work Packages; and

(d)	discussing the Work Packages and overseeing and monitoring their performance.

3.5	Limits

Notwithstanding any provision to the contrary, neither the Clinical Project Team nor the Process Development Project Team shall have any power to make any decisions, amend or modify the provisions of this Agreement or any Work Package, or to waive compliance with this Agreement and each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated to or vested in the Clinical Project Team or the Process Development Project Team.

3.6	Scientific Advisory Board

The Licensee shall establish a scientific advisory committee (the “Scientific Advisory Board”) to provide advice regarding the clinical and scientific aspects of the development of the

Product. The Licensee shall invite up to two (2) appropriately qualified individuals nominated by BioMedica to take part in each meeting of the Scientific Advisory Board. BioMedica shall use reasonable efforts to ensure that such individuals are reasonably available for participation in such Scientific Advisory Board.

3.7	Costs of Governance

The costs incurred by each Party in connection with attendance at meetings of the Clinical Project Team, Process Development Project Team and Scientific Advisory Board shall be borne solely by such Party.

4.	TRANSITION AND REPORTING ACTIVITIES

4.1	Transfer of Know-How and Ongoing Clinical Trials

(a)
BioMedica shall transfer the Licensed Know-How (excluding the Licensed Know- How referred to in Clause 1.1(k)(iii) (BioMedica IP)) and the Ongoing Clinical Trials to the Licensee pursuant to this Clause 4.1 (Transfer of Know-How and Ongoing Clinical Trials).

(b)
The Parties acknowledge and agree that as of Effective Date, BioMedica is conducting the Prosavin Clinical Trial and preparing for the initiation of the OXB- 102 Clinical Trial (the “Ongoing Clinical Trials”), and has entered into various agreements with Third Parties in connection with the conduct of such Ongoing Clinical Trials.

(c)
Within [***] after the Effective Date, BioMedica shall make available for download by the Licensee all Licensed Know-How (excluding the Licensed Know-How referred to in Clause 1.1(k)(iii) (BioMedica IP)) which immediately before the Effective Date was made available to the Licensee to view in the electronic due diligence data room.

(d)
Without prejudice to Clause 4.1(c) (Transfer of Know-How and Ongoing Clinical Trials), BioMedica shall transfer all Licensed Know-How (excluding the Licensed Know-How referred to in Clause 1.1(k)(iii) (BioMedica IP)) and responsibility for the Ongoing Clinical Trials to the Licensee as soon as practicable after the Effective Date in accordance with this Clause 4.1 (Transfer of Know-How and Ongoing Clinical Trials), and in order to execute such transfer:

(i)
within [***] after the Effective Date, the Clinical Project Team shall prepare and submit to authorised representatives of the Parties for execution, a transfer plan and budget (“Transfer Plan”) regarding the activities to be performed by the Parties in connection with the transfer of such Licensed Know-How and all responsibility for all Ongoing Clinical Trials from BioMedica to the Licensee;

(ii)	such Transfer Plan shall include the responsibilities of each of the Parties in relation to:

(A)
transfer of all pre-clinical and clinical data Controlled by BioMedica that was generated in the course of the Ongoing Clinical Trials relating specifically to the Products in the Field and that is necessary or reasonably useful for the research, development, use, sale, import, or export of the Products in the Field, including all clinical study reports (including the final clinical study report), results and other data in each case related to the Ongoing Clinical Trials;

(B)	transfer of the applicable INDs for such Ongoing Clinical Trials from BioMedica to the Licensee;

(C)	transfer or assignment, as applicable and to the extent possible, of BioMedica’s rights and obligations under contracts with Third Parties relating to the Ongoing Clinical Trials;

(D)	transfer of all Regulatory Filings that are necessary to conduct the Ongoing Clinical Trials;

(E)	transfer physical possession of the Existing Inventory to, at the Licensee’s discretion, either (1) the Licensee, (2) the site of an Ongoing Clinical Trial, or (3) any contractor of the Licensee; and

(F)	transfer or assignment, as applicable and to the extent possible, of BioMedica’s rights and obligations under contracts with Third Parties relating to the Existing Inventory; and

(iii)
following execution of such Transfer Plan by authorised representatives of the Parties, each of the Parties shall perform their obligations under such Plan to expeditiously transfer of all responsibility for all Ongoing Clinical Trials from BioMedica to the Licensee, and BioMedica shall provide the Licensee with reasonable access during normal business hours (upon reasonable advance notice), to BioMedica personnel either in-person at BioMedica’s facility or by teleconference as required for the performance of such activities by BioMedica.

(e)
With effect from the date on which all responsibility for an Ongoing Clinical Trial is transferred from BioMedica to the Licensee, all legal and regulatory responsibility for such Ongoing Clinical Trial shall transfer to the Licensee.

(f)
The Licensee shall reimburse BioMedica for reasonable time spent by BioMedica in connection with preparation and performance by BioMedica of the Transfer Plan at the FTE Rate (except to the extent that such obligations are performed by the OXB Project Personnel pursuant to Clause 6.2 (Engagement of Experienced BioMedica Personnel), in which case the time spent by such OXB Project Personnel shall be paid for by the Licensee in accordance with Clause 6.2 (Engagement of Experienced BioMedica Personnel)). BioMedica shall provide reasonably detailed invoices to the Licensee for such time spent by BioMedica, and the Licensee shall pay the undisputed amount invoiced within [***] after the date of any such invoice.

(g)
The Licensee shall reimburse BioMedica, within [***] after issue of a reasonably detailed invoice by BioMedica to the Licensee, for amounts that BioMedica reasonably incurs after the Effective Date with respect to the Ongoing Clinical Trials.

4.2	Safety Data Exchange

The Parties shall, promptly after the Effective Date, enter into such safety data exchange agreements as appropriate to cover the exchange of safety data relating to the Product and the Ongoing Clinical Trials.

4.3	Interim Performance of Ongoing Clinical Trials

(a)
Notwithstanding Clause 6.1 (Development) and Clause 6.3 (Regulatory), until completion of the transfer of the Ongoing Clinical Trials in accordance with Clause 4.1 (Transfer of Know-How and Ongoing Clinical Trials), BioMedica shall:

(i)
be the sponsor of the Ongoing Clinical Trials and shall conduct the Ongoing Clinical Trials in accordance with the applicable clinical trial protocols. BioMedica shall consult with the Licensee in relation to all aspects of the conduct of the Ongoing Clinical Trial and shall implement all decisions and directions of the Licensee which are consistent with the protocols and Applicable Law, provided that BioMedica shall be entitled to take any steps it deems necessary in connection with patient safety in connection with the Ongoing Clinical Trials;

(ii)	remain the primary contact for Regulatory Authorities with respect to the Ongoing Clinical Trials;

(iii)
keep the Licensee reasonably informed as to any interactions with any Regulatory Authorities relating to the Ongoing Clinical Trials, shall provide any Regulatory Filings and material correspondence with any Regulatory Authorities relating to the Ongoing Clinical Trials to the Licensee for the Licensee’s review and comment; and

(iv)
remain responsible for all safety reporting obligations to the Regulatory Authorities with respect to the Ongoing Clinical Trials; provided that, BioMedica shall keep the Licensee reasonably informed as to any such matters reported.

(b)
BioMedica shall issue invoices to the Licensee in respect of the following costs and expenses incurred by BioMedica in connection with BioMedica’s interim conduct of the Ongoing Clinical Trials and transfer of the Ongoing Clinical Trials to the Licensee, in each case after the Effective Date:

(i)
except to the extent that such obligations are performed by the OXB Project Personnel pursuant to Clause 6.2 (Engagement of Experienced BioMedica Personnel), fees for the time spent by BioMedica after the Effective Date in connection with conduct of the Ongoing Clinical Trials at the FTE Rate;

(ii)
all reasonable, out-of-pocket expenses incurred by BioMedica after the Effective Date in connection with conduct of the Ongoing Clinical Trials provided that, BioMedica shall include adequate supporting documentation for such expenses together with any invoices; and

(iii)	the reasonable cost of all devices, consumables and the like used in connection with performance of the Ongoing Clinical Trials after the Effective Date; and

such invoices shall be itemized and include a reasonably detailed description of the work actually performed, and the Licensee shall pay such invoices within [***] after the date of any such invoice.

5.	BIOMEDICA PROCESS DEVELOPMENT

5.1	Process Development Services

(a)
Promptly after the Effective Date the Process Development Project Team shall prepare, and submit to authorised representatives of the Parties for execution, one or more Work Packages pursuant to which BioMedica shall conduct process development activities in relation to the Manufacture of the Products (the “Process Development Services”). Each Work Package shall:

(i)	become binding only once it is recorded in writing and is signed by authorised representatives of both Parties;

(ii)
set out a fixed price for the performance by BioMedica of the activities described and results required (as applicable) under such Work Package to the extent relating to the development of a serum-free suspension process;

(iii)
set out reasonable estimates on the basis of time (at the FTE Rate) and materials for the performance by BioMedica of additional activities described (other than the development of a serum-free suspension process) and results required (as applicable) under such Work Package(s);

(iv)	describe the items to be provided by BioMedica to the Licensee under such Work Package(s), including items specifically designated or characterized as deliverables in a Work Package.

(b)
In the event of any conflict between this Agreement and a Work Package, this Agreement shall control unless the Work Package expressly refers to the Parties’ intent to alter the terms of this Agreement with respect to that Work Package.

(c)
Upon the receipt of a proposal from the Licensee to change the terms of a Work Package (a “Change Proposal”), the Parties shall discuss such Change Proposal in good faith. Changes to a Work Package will not be effective unless mutually agreed in writing by the Parties.

5.2	Performance of Work Packages

(a)	BioMedica shall perform the activities set out in the Work Packages in accordance with the provisions of such Work Package, this Agreement, and all Applicable Laws.

(b)
BioMedica shall perform such activities in a professional manner, in conformance with that level of care and skill ordinarily exercised by other professionals in the biopharmaceutical industry in similar circumstances.

(c)
The Licensee shall promptly provide to BioMedica all materials, information, advice, approvals and other assistance reasonably required by BioMedica in connection with its performance of the Work Packages. BioMedica shall not be liable for any breach of this Agreement arising from any delay or failure of the Licensee to provide the same.

(d)
BioMedica may subcontract the performance of its obligations under the Work Packages to any Affiliate or Third Party provided that BioMedica remains responsible for (i) the work allocated to such subcontractors to the same extent it would if it had done such work itself, (ii) monitoring the performance of such subcontractors and (iii) any action or inaction by any such subcontractor that if taken or not taken by BioMedica would constitute a breach of this Agreement.

(e)
BioMedica shall use reasonable efforts to comply with any timelines, milestones, schedules, or target dates for completing the services or any portion thereof as set forth in a Work Package; provided that the Parties acknowledge that unless specified in a Work Package, the nature of the work to be conducted under the Work Packages(s) is of an experimental nature and as such, any timelines set out in any Work Package are good faith estimates only; provided further that BioMedica recognizes the importance of the Process Development Services to the Licensee and agrees to allocate to the performance of such services an equivalent level of prioritization as it allocates to similar activities BioMedica performs for Third Parties. BioMedica shall promptly inform the Process Development Project Team upon becoming aware of any unforeseen results, problems, difficulties, delays, or the like with regard to the activities under the Work Packages and the estimated duration of any delay.

5.3	Record Keeping and Reporting

(a)
BioMedica shall create and maintain written records of the data and other information generated or recorded in the performance of the Process Development Services (the “Records”) in sufficient detail and in a good scientific manner, including all Process Development Results. During the course of conducting the Process Development Services, BioMedica shall, at the Licensee’s request and expense, provide the Licensee with copies of the Records.

(b)
BioMedica shall provide updates on the status and results of the Work Packages to the Process Development Project Team and shall provide reports outlining the progress of the Process Development Services in accordance with the applicable Work Package.

5.4	Process Development Results

(a)
Notwithstanding Clause 11.1 (Ownership), the Licensee owns all right, title and interest in and to the Process Development Results that solely and specifically relate to a Product such that they cannot reasonably be used in connection with the manufacture of any other product (the “Product-Specific Process Development Results”). BioMedica

hereby assigns and transfers to the Licensee all of its right, title and interest in and to the Product-Specific Process Development Results. BioMedica shall take, and shall cause its employees and contractors to take, all further acts reasonably required to evidence such assignment and transfer to the Licensee, at the Licensee’s reasonable expense. The Licensee may, at its expense, to prepare, file, prosecute and maintain any patent applications and patents claiming the Product-Specific Process Development Results provided that such patent applications do not include any BioMedica IP.

(b)
Notwithstanding Clause 11.1 (Ownership), BioMedica owns all right, title and interest in and to the Process Development Results that are not Product-Specific Process Development Results (the “General Process Development Results”). BioMedica hereby grants to the Licensee a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, sublicenseable (through one or multiple tiers) license under all General Process Development Results to research, develop, Manufacture and have Manufactured (subject to Clause 7 (Manufacture) with respect to Manufacture of Products), use, offer for sale, sell, have sold, import, and export (i) the Products in the Field and (ii) any other products that BioMedica manufactures for the Licensee or its Affiliates, including pursuant to separate agreements.

5.5	Process Development Services Costs

(a)
Subject to the terms and conditions of this Agreement, the Licensee shall pay BioMedica the fees specified in each Work Package (“Fees”) as BioMedica’s sole and complete compensation for all Process Development Services and Process Development Results.

(b)
BioMedica shall issue invoices to the Licensee in respect of the Fees associated with each Work Package in accordance with the terms of each Work Package. BioMedica may not submit for payment any invoice for services that the Licensee has not consented to pursuant to an executed Work Package or Change Proposal.

(c)
Except as otherwise stated in the Work Package and subject to Clause 9.3 (Payment), such invoices shall be exclusive of VAT or other applicable taxes and the Licensee shall pay such invoices within [***] after receipt of such invoice.

(d)
Notwithstanding the foregoing, the Licensee is entitled to, and BioMedica shall issue to the Licensee, a credit in the amount of [***] (being a portion of the upfront payment received by BioMedica), such credit to be applied to (i) amounts that would otherwise have become due in accordance with the Work Packages (and representing the reimbursement of BioMedica’s costs of salaries, equipment and overheads in providing the Process Development Services) and (ii) the cost of procuring at least one (or more if such credit has not been fully used) clinical batches of Product that is Manufactured using the manufacturing process developed pursuant to such Work Packages, excluding the cost of Plasmids. BioMedica shall include on each invoice raised with respect to such amounts the amount of the credit used, the total amount of such credit remaining and a description of the work actually performed in sufficient detail to permit reasonable comparison to the description of activities agreed to be completed under the applicable Work Package. To the extent that the amount of the Work Packages and the cost of procuring one clinical batch of Product that is Manufactured using the manufacturing process developed pursuant to such Work Packages exceed such [***] credit, BioMedica shall be responsible for such costs and expenses and shall not invoice the Licensee for such amounts. Notwithstanding the foregoing, BioMedica shall issue invoices to the Licensee for all Plasmids used by BioMedica in the course of Manufacture of the Product, and the Licensee shall pay such invoices within [***] after receipt of such invoice.

6.	DEVELOPMENT, REGULATORY, AND COMMERCIALISATION

6.1	Development

(a)
Following completion of the transfer of the Ongoing Clinical Trials pursuant to Clause 4.1 (Transfer of Know-How and Ongoing Clinical Trials), the Licensee shall have sole discretion (subject to the provisions of this Agreement including Clause 6.2 (Engagement of Experienced BioMedica Personnel)), control and responsibility, at the Licensee’s sole cost, to conduct development of Products (including all clinical trials, formulation studies, and regulatory activities) that is necessary for or otherwise supports obtaining and maintaining Regulatory Approval for Products in the Field.

(b)
The Licensee may perform its development activities under this Agreement through one or more subcontractors, provided that the Licensee remains responsible for (i) the work allocated to such subcontractors to the same extent it would if it had done such work itself, (ii) monitoring the performance of such subcontractors and (iii) any action or inaction by any such subcontractor that if taken or not taken by the Licensee would constitute a breach of this Agreement.

(c)
As soon as practicable and no later than [***] after the Effective Date, the Licensee shall provide to BioMedica an initial plan in reasonable detail of any development activities and regulatory strategy anticipated to be conducted to obtain Regulatory Approval and Pricing and Reimbursement Approval (as applicable) of the Product in each Major Market, including good faith estimates of dates for reaching each Development Milestone and Regulatory Milestone as set out in Clause 8.2 (Development and Regulatory Milestone Payments). Promptly after the expiry of each six (6) month period thereafter, the Licensee shall provide to BioMedica an update of such development plan, including an update of the good faith estimates of dates for reaching each remaining Development Milestone and Regulatory Milestone as set out in Clause 8.2 (Development and Regulatory Milestone Payments), together with a summary in reasonable detail of all development activities conducted by the Licensee in the preceding [***] including, as applicable, the status of any Clinical Trials of the Product. The Parties acknowledge that such statements shall be used by BioMedica in the assessment of the performance by the Licensee of its diligence obligations under this Agreement and may be disclosed by BioMedica to any Third Party to whom BioMedica has reporting obligations with respect to the Product, in each case under written obligations of confidentiality and non- use at least as stringent as those herein.

6.2	Engagement of Experienced BioMedica Personnel

(a)
With effect from the Effective Date, the Licensee shall, in connection with (i) the conduct of the Transfer Plan, and (ii) performance of the Ongoing Clinical Trials, use reasonable efforts to utilise the services of up to six (6) FTEs that are engaged by BioMedica at the time of such performance as employees, consultants, or contractors (“OXB Project Personnel”) for the longer of (A) one

(1) year after the Effective Date and (B) the period of time determined by the Clinical Project Team; provided, that the Licensee may cease utilising the services of any OXB Project Personnel who fail to meet the Licensee’s reasonable performance standards, as the Licensee applies to its own employees, consultants, and contractors. Such FTEs shall be made up of the time commitment set out in Schedule 2 by the individuals described in Schedule 2, which individuals have the relevant background knowledge and experience relating to the Products and the Ongoing Clinical Trials. The OXB Project Personnel shall transfer such Licensed Know-How as is in their possession to the Licensee in the course of conducting the Transfer Plan. If any of the OXB Project Personnel are unable or unwilling to continue as OXB Project Personnel or terminates his or her employment relationship with BioMedica, BioMedica shall promptly notify the Licensee in writing, and shall use reasonable efforts to find a suitable replacement to serve as OXB Project Personnel, such replacement subject to the Licensee’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed.

(b)
BioMedica shall issue invoices to the Licensee in respect of fees for the time spent by the OXB Project Personnel in connection with the conduct of the Transfer Plan, and performance of the Ongoing Clinical Trials at the FTE Rate, provided that in the event that the Licensee does not utilise the full time commitment of the relevant individuals as set out in Schedule 2 for each year of the period of time described in Clause 6.2(a) (Engagement of Experienced BioMedica Personnel), then so long as such individuals are able and willing to serve as OXB Project Personnel and meeting the Licensee’s reasonable performance standards, then BioMedica shall be entitled to invoice for the full time commitment so specified. The Licensee shall pay such invoices within [***] after receipt of the same.

(c)
In order to protect the legitimate business interests of BioMedica, the Licensee shall not (and shall procure that its Affiliates do not) during the term of the Ongoing Clinical Trials and for a period of [***] following completion of the transfer of the Ongoing Clinical Trials (i) attempt to solicit or entice away, or (ii) solicit or entice away, from the employment or service of BioMedica, any OXB Project Personnel other than by means of a public advertising campaign not specifically targeted at such individuals; provided that, it is understood and agreed that an offer of employment to any OXB Project Personnel that results from an unsolicited inquiry by such person will not be deemed to be a violation of this provision.

6.3	Regulatory

Following completion of the transfer of the Ongoing Clinical Trials pursuant to Clause 4.1 (Transfer of Know-How and Ongoing Clinical Trials), the Licensee shall have sole discretion (subject to the provisions of this Agreement), control and responsibility, at the Licensee's sole cost, to draft, prepare, submit and file, all INDs, BLAs, MAAs and other regulatory documents, dossiers and filings (collectively, the “Regulatory Filings”) with respect to the Products. All such Regulatory Filings shall be in the name of, and be owned solely by, the Licensee. BioMedica shall provide the Licensee, in a reasonably timely manner, but subject to the Licensee reimbursing BioMedica for all internal costs (at the FTE Rate) and out-of-pocket costs incurred by BioMedica in connection therewith, with such assistance as may be reasonably requested by the Licensee for the Licensee’s preparation of those portions of each Regulatory Filing and responses to requests from Regulatory Authorities that are specifically related to Manufacture of the Products, including provision of Licensed Know-How necessary for inclusion in such Regulatory Filings.

6.4	Commercialization

(a)
Subject to the terms and conditions of this Agreement, the Licensee has the sole and exclusive control over all matters relating to the commercialization of Products in the Field. Without limiting the foregoing, the Licensee has the sole and exclusive right and control for the following with respect to Products in the Field: (a) developing and executing a commercial launch and pre-launch plan,

(b)    negotiating with applicable Regulatory Authorities regarding the price and reimbursement status of Products; (c) marketing and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables;
(f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to Applicable Laws relating to the marketing, detailing and promotion of Products in the Field. As between the Parties, the Licensee shall bear all of its costs and expenses incurred in connection with such commercialization activities.

(b) At least [***] before First Commercial Sale, the Licensee shall provide to BioMedica an initial plan of launch and marketing activities for the Major Markets with respect to the Product. Promptly after each anniversary of the Effective Date, the Licensee shall provide to BioMedica an update of such plan, together with a high-level summary of the commercialisation activities conducted by the Licensee in the past [***]. The Parties acknowledge that such statements shall be used by BioMedica in the assessment of the performance by the Licensee of its diligence obligations under this Agreement and may be disclosed by BioMedica to any Third Party to whom BioMedica has reporting obligations with respect to the Product, in each case under written obligations of confidentiality and non-use at least as stringent as those herein.

6.5	Diligence

Without regard to whether or not the Licensee achieves the Diligence Milestones, the Licensee shall use Commercially Reasonable Efforts to:

(a)
develop and seek Regulatory Approval and Pricing and Reimbursement Approval (to the extent applicable) for at least one Product in (i) the United States and (ii) at least one of the United Kingdom, Germany, France, Spain and Italy; and

(b)	commercialise each Product in each country for which the Licensee obtains Regulatory Approval.

6.6	Diligence Milestones

Notwithstanding the generality of Clause 6.5 (Diligence), the Licensee shall or shall procure that its Affiliates or a Sublicensee shall:

(a)	[***];

(b)	[***]; and

(c)	[***];

(collectively, the “Diligence Milestones”).

6.7	Failure to Meet Diligence Milestones

If the Licensee fails to achieve a Diligence Milestone set forth in Clause 6.6 (Diligence Milestones), then the Licensee shall pay to BioMedica (within [***] after receipt of an invoice from BioMedica) the amounts set forth in Clauses 6.7(a)–(c) (Failure to Meet Diligence Milestones). Upon receipt of such payment, BioMedica shall not be permitted to declare a material breach of Clause 6.6 (Diligence Milestones) for the Licensee’s failure to achieve such Diligence Milestone (provided for clarity that this clause shall not limit or exclude any right or remedy of BioMedica for breach of Clause 6.5 (Diligence)).

(a)
in the event that the Diligence Milestone set forth in Clause 6.6(a) (Diligence Milestones) is not achieved: [***] upon the first anniversary of the Effective Date and each anniversary of the Effective Date thereafter until such time as such Diligence Milestone is met;

(b)
in the event that the Diligence Milestone set forth in Clause 6.6(b) (Diligence Milestones) is not achieved: [***] upon the second anniversary of the Effective Date and each anniversary of the Effective Date thereafter until such time as such Diligence Milestone is met; and

(c)	in the event that the Diligence Milestone set forth in Clause 6.6(c) (Diligence Milestones) is not achieved: [***], provided that it is understood and agreed that [***];

provided, that Licensee shall not be required to pay any of the foregoing amounts of the Licensee’s failure to achieve a diligence milestone is directly attributable to a failure of BioMedica to supply the Licensee with Product.

6.8	Trademarks

The Parties shall negotiate in good faith to enter into a trademark agreement under which BioMedica shall grant a licence under certain trademarks Controlled by BioMedica that are related to the Products. The Licensee may brand Products using trademarks, logos, and trade names it determines appropriate for such Products, which may vary by region or within a region (the “Product Marks”); provided, that the Licensee shall display and use (and shall procure that its Affiliates and Sublicensees display and use) trademarks of BioMedica included in the trademark agreement in relation to the Product in accordance with Applicable Law and as agreed in the trademark agreement. The Licensee shall own all rights in the Product Marks (other than those licensed from BioMedica under the trademark agreement) and shall register and maintain the Product Marks that it determines reasonably necessary, at the Licensee’s cost and expense.

7.	MANUFACTURE

7.1	Manufacture and Supply of Product

(a)
BioMedica shall Manufacture the Products for use by the Licensee in the development and commercialization of the Products, subject to and in accordance with the terms of this Agreement and subject to and in accordance with the separate clinical and commercial supply agreements to be negotiated by the Parties as set forth below.

(b)
Within [***] after the Effective Date, the Parties shall negotiate in good faith a clinical supply agreement governing supply of Product by BioMedica for clinical use in accordance with the terms of Schedule 7 – Part 1. Such clinical supply agreement (the “Clinical Supply Agreement”) shall have the terms set forth on Schedule 7 – Part 1 and such other terms and conditions customary for a clinical supply agreement. Upon request by the Licensee, the Parties shall negotiate in good faith a commercial manufacturing and supply agreement (the “Commercial Supply Agreement”) on commercially reasonable terms, including the terms set forth on Schedule 7 – Part 2.

7.2	Existing Inventory

(a)
The Parties acknowledge that BioMedica holds batches of Product as of the Effective Date as described in Schedule 6 (the “Existing Inventory”). The Parties acknowledge that as at the Effective Date, the Existing Inventory has not been released by the BioMedica Qualified Person for use in Clinical Trials. BioMedica shall take all commercially reasonable steps to procure the testing, fill, finish and release by the BioMedica Qualified Person of all Existing Inventory, provided that the Parties acknowledge that it cannot be determined at the Effective Date whether or not the Existing Inventory will be released by the BioMedica Qualified Person for use in Clinical Trials. If any of the Existing Inventory is not released by the BioMedica Qualified Person for use in Clinical Trials or does not meet specifications that would enable use in Clinical Trials, then BioMedica shall replace such Existing Inventory with Product that is released by the BioMedica

Qualified Person for use in Clinical Trials at its sole cost and expense. The Licensee shall reimburse BioMedica, within [***] after issue of invoices raised by BioMedica, for all costs incurred by BioMedica after the Effective Date in connection with stability studies of the Existing Inventory (or stability studies of such replacement Product provided by BioMedica) and quality control testing necessary for the release of the Existing Inventory by the BioMedica Qualified Person.

(b)	The Parties agree that:

(i)
to the extent that the Existing Inventory is in the possession of BioMedica or its contractors, BioMedica shall store such Existing Inventory in accordance with its current procedures and use commercially reasonable efforts to preserve the integrity of the Existing Inventory pending physical transfer in accordance with the Transfer Plan provided that in the event of any loss or damage to such Existing Inventory after the date of release of the same by the BioMedica Qualified Person for use in Clinical Trials, BioMedica shall not have any liability to the Licensee for such loss;

(ii)
BioMedica shall keep the Licensee regularly informed, through the Clinical Project Team or otherwise, regarding developments in connection with the release by the BioMedica Qualified Person of the Existing Inventory for use in Clinical Trials and the anticipated date of such release, and shall take reasonable steps at the request and expense of the Licensee to assist and facilitate the Licensee to enter into appropriate agreements with the Third Party contractors identified in Schedule 6; and

(iii)
title to and risk of loss in the Existing Inventory shall pass to the Licensee, without cost or charge to the Licensee, when the Existing Inventory is released by the BioMedica Qualified Person for use in Clinical Trials.

(c)
With respect to Existing Inventory, as at the date on which such Existing Inventory is released by the BioMedica Qualified Person for use in the Ongoing Clinical Trials, BioMedica warrants that such Existing Inventory has been manufactured:

(i)
in accordance with the specifications that have been provided by BioMedica to the Licensee in the electronic due diligence data room as of the Effective Date, which such specifications are hereby incorporated by reference into this Agreement; and

(ii)	in accordance with Good Manufacturing Practice as defined in European legislation.

7.3	Technology Transfer

(a)
At any time following the completion of formal process characterization studies that enable process definition, process validation or BLA submission in respect of a Product, the Licensee may request that BioMedica perform a one-time-only complete technology transfer sufficient for the Manufacture of the Products by the Licensee, its Affiliate or

its Sublicensee or contractor. Following such request, BioMedica shall (1) provide to the Licensee a transfer of all Know-How Controlled by BioMedica that is necessary or reasonably useful to enable the Manufacture of Product by the Licensee and has not otherwise already been transferred under this Agreement, (2) provide to the Licensee a transfer of (i) twenty (20) vials of the master cell bank and twenty (20) vials of the working cell bank, in each case for the production of OXB-102 from the serum-free suspension process; provided that if the technology transfer occurs before payment of the milestone for confirmation of OXB-102 titer from the serum-free suspension process, BioMedica shall also provide to the Licensee sufficient vials of the master cell bank and working cell bank negotiated in good faith, in each case from the serum-containing cell factory process, and (ii) any other tangible materials necessary or reasonably useful to enable the Manufacture of Product by the Licensee and has not otherwise already been transferred under this Agreement, and (3) make BioMedica’s personnel available on a reasonable basis to support and consult with the Licensee with respect to such Manufacture, in each case in accordance with this Clause 7.3 (Technology Transfer) and pursuant to a technology transfer plan and budget agreed to by the Parties in good faith, which will set out the responsibilities of each of the Parties with respect to such technology transfer. In addition:

(i)
in the event that BioMedica has or will contract with Third Parties with respect to the Manufacture of Product, BioMedica will, upon Licensee’s request, grant to the Licensee reasonable access and permission to engage in substantive discussions with such Third Parties and reasonably assist the Licensee in such discussions, and will execute, acknowledge, and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of such technology transfer;

(ii)	such technology transfer shall be completed as promptly as possible and in accordance with generally accepted industry technology transfer standards; and

(iii)
such transfer budget shall provide for the Licensee to pay to BioMedica the then current BioMedica FTE rate for time spent in connection with preparation and performance of the technology transfer plan, together with pre-approved travel and subsistence costs incurred by BioMedica personnel in connection with these activities. The Licensee shall reimburse BioMedica, within [***] after issue of invoices raised by BioMedica, for such time spent by BioMedica pursuant to such transfer plan and budget.

(b)
Notwithstanding Clause 7.3(a) (Technology Transfer), BioMedica shall not be obliged to transfer the Licensed Know-How relating to Manufacture of Products to an Affiliate of the Licensee or a Third Party (and the Licensee may not transfer the Licensed Know-How relating to Manufacture of Products to an Affiliate of the Licensee or a Third Party) unless:

(i)	such Affiliate, Sublicensee or contractor has entered into a legally binding confidentiality agreement with BioMedica on terms at least as stringent as the terms set forth herein; and

(ii)
such Affiliate or Third Party is prohibited from further sublicensing or transferring any part of the process to Manufacture of the Product, unless such sublicensing or transferring is to qualify a second supplier to Manufacture the Product; provided that it is understood and agreed that only one (1) Affiliate or Third Party is permitted to be qualified as a second supplier at any time.

The Licensee shall not sublicense its rights to Manufacture the Products except to a Third Party in compliance with the provisions of this Clause 7.3 (Technology Transfer).

(c)
In connection with a transfer of the Licensed Know-How relating to Manufacture of Products to a second supplier pursuant to Clause 7.3(b) (Technology Transfer), BioMedica shall use good faith efforts to make BioMedica personnel available on a reasonable basis to support and consult with Licensee, an Affiliate, or a Third Party, as applicable, but shall have no obligation to effect such a transfer. Licensee hereby acknowledges that, over time, BioMedica resources with the relevant knowledge to provide such support and consultation will diminish. Licensee will reimburse BioMedica within [***] after issuance of invoices by BioMedica for its reasonable and documented costs in connection with such support and consultation.

8.	MONETARY OBLIGATIONS

8.1	License Fee

In partial consideration of the rights granted by BioMedica to the Licensee hereunder, within ten (10) days after receipt of an invoice issued by BioMedica on or promptly after the Effective Date, the Licensee shall pay to BioMedica Thirty Million Dollars ($30,000,000).

8.2	Development and Regulatory Milestone Payments

The Licensee shall promptly (no later than [***] thereafter) notify BioMedica in writing upon first achievement of each of the milestone events set out below, in relation to a Product, by the Licensee, its Affiliate or any Sublicensee. After receipt of such notification from the Licensee, BioMedica shall issue to the Licensee an invoice for the appropriate milestone payment set out below in connection with such milestone event.

Development Milestone Event	Development Milestone Payment
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]

Regulatory Milestone Event	Regulatory Milestone Payment
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]

Each milestone payment set forth in this Clause 8.2 (Development and Regulatory Milestone Payments) is payable one time only, regardless of the number of times the corresponding event is achieved by one or more of the same or different Products. In no event will the total amounts payable by the Licensee to BioMedica under this Clause 8.2 (Development and Regulatory Milestone Payments) exceed [***].

8.3	Commercial Milestone Payments

The Licensee shall notify BioMedica in writing upon first achievement of the following Annual Net Sales in the Royalty Report for the period during which such Annual Net Sales were achieved. After receipt of such notification from the Licensee, BioMedica shall issue to the Licensee an invoice for the appropriate milestone payment set out below in connection with such Annual Net Sales event:

Annual Net Sales Milestone	Milestone Payment
Annual Net Sales of [***] or more	$[***]
Annual Net Sales of [***]or more	$[***]
Annual Net Sales of [***]or more	$[***]

Each milestone payment is payable one time only, regardless of the number of times the corresponding event is achieved by one or more of the same or different Products. In no event will the total amounts payable by the Licensee to BioMedica under this Clause 8.3 (Commercial Milestone Payments) exceed [***].

8.4	Royalties

(a)
The Licensee shall pay BioMedica royalties as set forth below on Annual Net Sales in respect of all Product sold during the Royalty Term, as calculated by multiplying the applicable royalty rate set forth below by the corresponding amount of Annual Net Sales in such Fiscal Year:

(i)	[***] on that portion of Annual Net Sales that is less than [***];

(ii)	[***] on that portion of Annual Net Sales that is equal to or greater than [***] but less than [***];

(iii)	[***] on that portion of Annual Net Sales that is equal to or greater than [***] but less than [***]; and

(iv)	[***] on that portion of Annual Net Sales of Product that is equal to or greater than [***].

For the purposes of the above: Annual Net Sales shall be measured from the beginning of each Fiscal Year, and the royalty rates set forth above shall be re- set at the beginning of each Fiscal Year.

(b)
If, at any time during the Royalty Term for a Product in a country for which there is no Valid Claim that Covers such Product in such country, one or more Third Parties who are not Sublicensees sell in such country an Alternative Product to such Product and such

Alternative Product achieves Market Penetration of at least [***] in such country, then the royalties due in respect of the Net Sales of such Product in such country shall thereafter be reduced to [***] of the amount that would otherwise have been due in respect of such Net Sales.

(c)
The Licensee may deduct from any royalty payments to BioMedica under Clause 8.4(a) (Royalties) in respect of a given Fiscal Quarter [***] of any licensee fees, milestone payments, and royalties paid by the Licensee to a Third Party during such Fiscal Quarter or the immediately preceding Fiscal Quarter in consideration for a license under such Third Party’s Patents or Know- How that are necessary for (i) sale of an Original Product or (ii) Manufacture of an Original Product using the unmodified and unenhanced manufacturing process transferred by BioMedica pursuant to Clause 7.3 (Technology Transfer).

(d)
In no circumstances will the royalties payable to BioMedica pursuant to this Clause 8.4 (Royalties) in respect of any Fiscal Quarter be reduced, as a result of Clauses 8.4(b) (Royalties) or 8.4(c) (Royalties), below [***] of the royalties otherwise payable under this Clause 8.4 (Royalties).

8.5	Net Receipts

The Licensee shall promptly (no later than [***] thereafter) notify BioMedica in writing upon receipt of any Net Receipts. After receipt of such notification from the Licensee, BioMedica shall issue to the Licensee an invoice for an amount equal to [***] of the Net Receipts. The Licensee shall pay such invoice within [***] after receipt of such invoice.

8.6	Paediatric Priority Review Voucher

In the event that (i) pursuant to Clause 2.1(c) (Grant of License; Right of Reference), the term “Product” is amended to have the meaning of “Backup Product”; and (ii) the Licensee is issued a Paediatric Priority Review Voucher; and (iii) the Licensee or its Affiliates transfers such Paediatric Priority Review Voucher to any Third Party, then the Licensee shall promptly (no later than [***] thereafter) notify BioMedica in writing upon receipt of any Paediatric Priority Review Voucher Receipts. After receipt of such notification from the Licensee, BioMedica shall issue to the Licensee an invoice for an amount equal to [***] of the Paediatric Priority Review Voucher Receipts. The Licensee shall pay such invoices within [***] after receipt of such invoice.

8.7	Third Party Payments

BioMedica shall be solely responsible for all payments, if any, due with respect to the Products pursuant to any agreement BioMedica has in place with a Third Party as of the Effective Date.

9.	INVOICES, PAYMENTS AND REPORTS

9.1	Invoices and Estimates

(a)
Within [***] after the end of each month during the Term, BioMedica shall provide the Licensee with a good faith estimate of the amount for which it anticipates that it will invoice the Licensee for any amounts for which BioMedica is required to invoice the Licensee under this Agreement in such month.

(b)	BioMedica shall include a reasonably detailed description of the work performed or other basis for any amount for which it issues an invoice to the Licensee under this Agreement.

9.2	Milestone Payments

The Licensee shall make the payments referred to in Clause 8.2 (Development and Regulatory Milestone Payments), Clause 8.3 (Commercial Milestone Payments), and Clause 8.5 (Net Receipts), and Clause 8.6 (Paediatric Priority Review Voucher) within [***] after receipt of an invoice from BioMedica, provided that each milestone payment shall be due only once.

9.3	Royalty Reports

(a)
Not later than (i) [***] following the end of each Fiscal Quarter (excluding the last Fiscal Quarter of a Fiscal Year and the Fiscal Quarter in which the expiry or termination of this Agreement takes effect) or (ii) [***] after the end of the last Fiscal Quarter of a Fiscal Year and the Fiscal Quarter in which the expiry or termination of this Agreement takes effect, the Licensee shall submit to BioMedica a written report (“Royalty Report”) detailing:

(i)	on a country-by-country basis:

(A)	the quantity of Product sold by each Selling Entity; and

(B)	the Net Sales of Products during such Fiscal Quarter by each Selling Entity in GBP and the currency in which the Net Sales were recorded showing the conversion rates used; and

(ii)	the Net Receipts received or obtained in such Fiscal Quarter and the Sublicensee to which they relate.

(b)
Following receipt of the Royalty Report, BioMedica shall issue an invoice to the Licensee for the royalties due under this Agreement for the reported Fiscal Quarter. The Licensee shall pay such invoice within [***] after receipt of such invoice; provided, that the Licensee shall pay such invoice within [***] after receipt of any invoice issued based on the Royalty Report for the last Fiscal Quarter of a Fiscal Year.

9.4	Payment

(a)	All sums due to BioMedica under this Agreement:

(i)
are exclusive of Value Added Tax, which where applicable will be paid by the Licensee in addition. BioMedica shall provide to the Licensee all customary receipts for payment of such taxes and cooperate with the Licensee in making applications for and securing any available exemptions or reductions of VAT reasonably available; notwithstanding the foregoing, the Parties acknowledge and agree that (1) on the basis of Applicable Law in force as at the date of this Agreement and subject to any changes in relevant circumstances of the Licensee or any Affiliate during the term of this Agreement, there is no current expectation that BioMedica will be required to charge Value Added Tax with respect to the transactions under this Agreement; and (2) each Party will not take any position or otherwise take any action that is inconsistent with the position that, for United Kingdom Tax purposes, Value Added Tax is inapplicable to the transactions under this Agreement, unless there is a relevant change in Applicable Law or relevant change in circumstances of the Licensee or any Affiliate, or unless otherwise required by a final determination of a court of competent jurisdiction;

(ii)	shall be paid in GBP, in cash by transferring an amount in aggregate to the following account:

Account name: [***]
Account number:    [***]
Sort code:    [***]
IBAN:    [***]
SWIFT:    [***]

(b)
When conversion of payments from any foreign currency is required, the Licensee shall convert such amounts into GBP using the average exchange rate applicable at the invoice date using the OANDA forex currency converter, or other reputable currency converter agreed between the Parties from time to time.

(c)
If laws or regulations require withholding by the Licensee of any Taxes imposed upon BioMedica on account of any royalties and payments paid under this Agreement, such Taxes shall be deducted by the Licensee as required by law from such remittable royalty and payment and shall be paid by the Licensee to the proper tax authorities. To the extent that amounts are so withheld and paid to the proper taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to BioMedica. Official receipts of payment of any withholding Tax shall be secured and sent to BioMedica as evidence of such payment. The parties shall cooperate to ensure that any withholding Taxes imposed are reduced as far as possible under Applicable Law (including any relevant Tax treaty), which shall include providing assistance with the completion of any required forms. In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect Taxes (such as Value Added Tax, transfer Tax, sales Tax, consumption Tax and other similar Taxes) in connection with this Agreement, provided that where any such Taxes are Taxes that are or may be imposed outside the United Kingdom, the Licensee shall indemnify BioMedica to its reasonable satisfaction against any material and reasonable out of pocket costs and expenses in taking any action in cooperation requested by the Licensee.

(d)
If any undisputed payment due is not paid by the due date, BioMedica may charge interest on any outstanding amount of such payment on a daily basis at the lower of (i) the maximum rate permitted under Applicable Law and (ii) a rate equivalent to [***] per annum above the base rate of the Bank of England then in force in London.

(e)
Notwithstanding anything else in this Section 9.4, each Party shall be solely responsible for the payment of all Taxes imposed on its share of income (however denominated) or gain arising directly or indirectly from the activities of the Parties under this Agreement, except to the extent any such Taxes are deducted or withheld and taken into account pursuant to the definition of “Net Receipts”.

10.	RECORDS AND AUDIT

10.1	Records

Each Party and its Affiliates shall keep, at their normal place of business, accurate and up-to-date records and books of account in sufficient detail for the determination of amounts payable by the Licensee under this Agreement. Such books and records shall be retained by each Party and its Affiliates for three (3) years following the Fiscal Year to which they pertain, in the case of the Licensee, or the Calendar Year to which they pertain, in the case of BioMedica, and shall be maintained in accordance with applicable Accounting Standards.

10.2	Audit

(a)
At the request and expense (except as provided below) of a Party wishing to conduct an audit (the “Auditing Party”) of the other Party’s records and books (the “Other Party”), the Other Party and its Affiliates shall permit an independent, certified public accountant appointed by the Auditing Party and reasonably acceptable to the Other Party, during normal business hours and upon reasonable prior written notice to the Other Party, once per Fiscal Year, to examine (i) in the case of an audit by BioMedica of the Licensee or its Affiliates, those records and all other material documents of the Licensee or its Affiliates relating to or relevant to calculation of the amounts due to BioMedica hereunder; and (ii) in the case of an audit by the Licensee of BioMedica or its Affiliates, those timesheets and records of pass-through costs in relation to the Process Development Services, transfer of the Licensed Know-How, Ongoing Clinical Trials, and technology transfer; in each case in respect of any period within three (3) years following the Fiscal Year (in the case of the Licensee) or Calendar Year (in the case of BioMedica) to which such records or documents pertain. The results of any such examination shall be made available to both Parties. In the event of an audit of BioMedica, the amounts incurred by BioMedica or its Affiliates shall be reconciled if a disparity is determined. If, as a result of any such examination of the Licensee or its Affiliates, it is the opinion of the accountant that the amounts paid to BioMedica were more or less than the amount which should have been paid, then the Licensee shall make all payments required to eliminate any such discrepancy within [***] after BioMedica’s written demand therefor, and BioMedica shall credit any excess amounts paid against future payments due from the Licensee (and if no further payments are due, shall be refunded by BioMedica at the request of the

Licensee). In addition, (A) if such underpaid amount is in excess of [***] of the amount that actually should have been paid by the Licensee under this Agreement for any applicable Fiscal Year, then the Licensee shall reimburse BioMedica for the reasonable cost of such audit; or (B) if such overpaid amount is in excess of [***] of the amount that actually should have been paid by the Licensee under this Agreement for any applicable Fiscal Year, then BioMedica shall reimburse the Licensee for the reasonable cost of such audit.

(b)
At the request and expense (except as provided below) of BioMedica, the Licensee shall perform an audit, through an independent, certified public accountant appointed by BioMedica and reasonably acceptable to the Licensee, of those records and all other material documents of any Sublicensee relating to or relevant to calculation of the amounts due to BioMedica hereunder in respect of any period within three (3) years after the date to which such records or documents relate. The results of any such examination shall be made available to both Parties. If, as a result of any such examination, it is the opinion of the accountant that the amounts paid to BioMedica were (i) less than the amount which should have been paid, then the Licensee shall make all payments required to eliminate any such discrepancy within [***] after BioMedica’s demand therefor, or (ii) more than the amount which should have been paid, then such additional amounts shall be credited against future payments until such discrepancy is eliminated. In addition, if such underpaid amount is in excess of [***] of the amount that actually should have been paid by the Licensee, then the Licensee shall reimburse BioMedica for the reasonable cost of such audit.

11.	INTELLECTUAL PROPERTY

11.1	Ownership

(a)
In respect of any Inventions, inventorship as between the Parties will be determined in accordance with the rules of inventorship of the jurisdiction in which such Inventions were invented. Each Party solely owns any Inventions made solely by its own employees, agents, or independent contractors, together with all intellectual property rights therein. The Parties jointly own any Inventions that are made jointly by employees, agents, or independent contractors of each Party, together with all intellectual property rights therein (“Joint Inventions”). All Patents claiming Joint Inventions will be referred to as “Joint Patents”.

(b)
Each Party may practice and exploit the Joint Inventions and Joint Patents without the duty of accounting or seeking consent from the other Party and, subject to the terms of this Agreement, including Clause 2.5 (Non-Compete), each Party hereby grants to the other a non-exclusive, worldwide, fully paid up, perpetual, irrevocable, sublicensable (through multiple tiers), transferable licence under such Joint Inventions and Joint Patents. Each Party shall use reasonable efforts to promptly disclose to the other Party all Joint Inventions, including any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing inventions that are Joint Inventions, and all information relating to such Joint Inventions to the extent necessary or useful for the preparation, filing and maintenance of any Patent with respect to such Joint Invention.

(c)
For clarity, Process Development Results are excluded from the definition of Inventions and the provisions of this Clause 11 (Ownership), and ownership of such Process Development Results are addressed in Clause 5.4 (Process Development Results).

(d)
To the extent applicable, each Party shall cause all employees, independent contractors, consultants and others who perform activities for such Party under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such person or entity to agree to such assignment obligation despite such Party using reasonable efforts to negotiate such assignment obligation, provide a license under) their rights in and to any Inventions and all intellectual property rights therein to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions which have standard policies against such an assignment (in which case a Party shall obtain a suitable license, or right to obtain such a license).

(e)
Each Party shall cooperate fully with the other Party in the preparation, filing, prosecution and maintenance of Licensed Patents and Joint Patents under Clause 11.2 (Filing, prosecution and maintenance of Joint Patents) and Clause 11.3 (Filing, prosecution and maintenance of Licensed Patents), respectively. Such cooperation includes (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as enable the other Party to apply for and to prosecute patent applications in any country as permitted by Clause 11.2 (Filing, prosecution and maintenance of Joint Patents) and Clause 11.3 (Filing, prosecution and maintenance of Licensed Patents), and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

11.2	Filing, prosecution and maintenance of Joint Patents

(a)
Subject to Clause 11.2(b) (Filing, prosecution and maintenance of Joint Patents), as between the Parties, the Licensee has the first right, but not the obligation, to prepare, file, prosecute, maintain and defend the Joint Patents at the Licensee’s cost and expense. The Licensee shall consult with BioMedica with respect to the filing and prosecution of the Joint Patents. The Licensee shall provide BioMedica with drafts of any proposed filings to allow BioMedica to review and comment before such filings are due. BioMedica may provide comments on such of those documents to be submitted to any patent office, within [***] after receiving the same from the Licensee. The Licensee shall keep BioMedica reasonably informed on the prosecution status of all Joint Patents.

(b)
If the Licensee wishes to discontinue the prosecution or maintenance of any Joint Patents, BioMedica shall have the right but not the obligation to assume responsibility for the prosecution and maintenance of any Joint Patents at BioMedica’s sole expense.

11.3	Filing, prosecution and maintenance of Licensed Patents

(a)	Subject to Clause 11.3(b) (Filing, prosecution and maintenance of Licensed Patents), BioMedica may, in its discretion, prepare, file, prosecute, maintain and defend the

Licensed Patents at BioMedica’s cost. The Licensee shall not take any such actions in connection with any Licensed Patents without the prior written consent of BioMedica. BioMedica shall consult with the Licensee with respect to the filing and prosecution of the Product-Specific Patents. The Product-Specific Patents as of the Effective Date are set forth in Part 2 of Schedule 1, which BioMedica shall update from time to time, but at least annually on the anniversary of the Effective Date. BioMedica shall provide the Licensee with drafts of any proposed filings with respect to the Product-Specific Patents to allow the Licensee to review and comment before such filings are due. The Licensee may provide comments on such of those documents to be submitted to any patent office, within [***] after receiving the same from BioMedica. BioMedica shall update the Licensee and keep the Licensee reasonably informed on the prosecution status of all Product-Specific Patents.

(b)
If BioMedica wishes to discontinue the prosecution or maintenance of any Product-Specific Patents, the Licensee shall have the right but not the obligation to assume responsibility for the prosecution and maintenance of any such Product-Specific Patents at the Licensee’s sole expense.

(c)
BioMedica and the Licensee shall discuss in good faith whether and on which Licensed Patents to seek patent term extension or supplemental patent protection, including supplemental protection certificates. BioMedica and the Licensee shall cooperate in good faith in connection with all such activities. Notwithstanding the foregoing, if the Parties cannot agree, BioMedica will determine whether and on which Licensed Patents BioMedica will seek patent term extensions or supplemental patent protection in relation to the relevant Product and the Licensee shall not make any such applications.

11.4	Enforcement of Joint Patents

(a)
If either Party becomes aware of any actual or suspected infringement in the Field of any Joint Patent, it will notify the other Party in writing to that effect and include evidence of the alleged infringement by such Third Party.

(b)
The Licensee shall have the first right, but not the obligation, to initiate an action against a Third Party infringer of any Joint Patent at its cost and expense. Should the Licensee bring an action against a Third Party infringer of a Joint Patent,

(i)    the Licensee shall keep BioMedica reasonably informed regarding the progress of any litigation and settlement discussion with any alleged infringer,
(ii)    the Licensee shall copy BioMedica on all documents and correspondence other than routine procedural documents and correspondences, (iii) BioMedica shall have the right to provide ongoing comments on documents prior to submission and advice regarding its position and interests in such action, which advice and comments will be considered in good faith by the Licensee, and (iv) the Licensee shall not enter into any settlement, consent judgment or other voluntary disposition of any such action without the consent of BioMedica, such consent not to be unreasonably withheld or delayed. If the Licensee elects to pursue such action, BioMedica may be represented in such action by attorneys of its own choice at its own expense. Upon the Licensee’s request, BioMedica shall timely commence or join in any such litigation to establish standing and cooperate with the Licensee in such litigation; provided that, if BioMedica is so involuntarily joined in any such proceedings, the Licensee shall be responsible for costs and expenses reasonably incurred by BioMedica in connection with such proceedings.

(c)
If the Licensee elects, by notice to BioMedica, not to initiate an action against a Third Party infringer of any Joint Patent or to discontinue such an action, BioMedica shall have the right to initiate (or continue) such an action, at BioMedica’s expense. The Licensee shall have the right to consult with BioMedica with respect to such action and to participate and be represented by independent counsel in any such action initiated by BioMedica, at the Licensee’s expense. BioMedica shall not settle any such action if such settlement would adversely affect or limit the licences granted to the Licensee hereunder without the prior written consent of the Licensee, such consent not to be unreasonably withheld, conditioned, or delayed.

11.5	Enforcement of Licensed Patents

(a)
If either Party becomes aware of any actual or suspected infringement in the Field, of any Product-Specific Patents, it will notify the other Party in writing to that effect and include evidence of the alleged infringement by such Third Party.

(b)
BioMedica shall have the first right, but not the obligation, to initiate an action against a Third Party infringer of Licensed Patents. Should BioMedica bring an action against a Third Party infringer of any Product-Specific Patents, (i) the Licensee shall have the right to consult with BioMedica and to participate and be represented by independent counsel in any action initiated by BioMedica at the Licensee’s expense, (ii) BioMedica shall keep the Licensee reasonably informed regarding the progress of any litigation and settlement discussion with any alleged infringer, (iii) BioMedica shall copy the Licensee on all documents and correspondence other than routine procedural documents and correspondences, and (iv) the Licensee shall have the right to provide ongoing comments on documents prior to submission and advice regarding its position and interests in such action, which timely advice and comments will be considered in good faith by BioMedica. BioMedica shall retain the sole control of any infringement action filed against any Third Party infringer pursuant to this Clause 11.5(b) (Enforcement of Licensed Patents) and shall bear all costs and expenses in connection therewith. BioMedica shall not settle any such action if such settlement would adversely affect or limit the licences granted to the Licensee hereunder without the prior written consent of the Licensee, such consent not to be unreasonably withheld or delayed.

(c)
If BioMedica elects, by notice to the Licensee, not to initiate an action against a Third Party infringer of any Product-Specific Patents or to discontinue such an action, but not in any other circumstances, the Licensee shall have the right to initiate (or continue) such an action (if required by Applicable Law, in the name of and on behalf of, BioMedica), at the Licensee’s expense. Should the Licensee bring an action against a Third Party infringer of a Product-Specific Patent, (i) the Licensee shall keep BioMedica reasonably informed regarding the progress of any litigation and settlement discussion with any alleged infringer, (ii) the Licensee shall copy BioMedica on all documents and correspondence other than routine procedural documents and correspondences, (iii) BioMedica shall have the right to provide ongoing comments on documents prior to submission and advice regarding its position and interests in such action, which timely advice and comments will be considered in good faith by the Licensee, and (iv) the Licensee shall not enter into any settlement, consent judgment or other voluntary disposition of any such action without the consent of BioMedica, such consent not to be unreasonably withheld or delayed. If the Licensee elects to pursue such action, BioMedica may be represented in such action by attorneys of its own choice at its own expense. Upon the Licensee’s request, BioMedica shall timely join in any such litigation to establish standing and cooperate with the Licensee in such litigation; provided that, if BioMedica is so involuntarily joined in any such proceedings, the Licensee shall be responsible for costs and expenses reasonably incurred by BioMedica in connection with such proceedings.

11.6	Enforcement Generally

(a)
Any recoveries obtained by either Party as a result of any proceeding against a Third Party infringer under Clause 11.4 (Enforcement of Joint Patents) or Clause 11.5 (Enforcement of Licensed Patents) shall first be used to reimburse each Party for all litigation costs paid by that Party in connection with such litigation on a pro rata basis and second, any remainder after the reimbursement of litigation costs shall be split between the Parties in proportion to the relative contribution of each Party to the total litigation costs.

(b)
Either Party shall, at the request and expense of the enforcing Party in respect of the Licensed Patents or Joint Patents, as applicable, cooperate to the fullest extent reasonably possible and will lend its name to such actions if required by law in order for the enforcing Party to bring such action. This clause will not be construed to require either Party to undertake any activities, including legal discovery, at the request of any Third Party, except as may be required by lawful process of a court of competent jurisdiction.

11.7	Third Party Infringement Suit

Each Party shall notify the other Party promptly in writing of any claim of, or action for, infringement of any Patents owned or controlled by a Third Party which is threatened, made or brought against either Party by reason of either Party’s performance of its obligations under this Agreement. At the request of either Party in receipt of such claim or action, the Parties shall consider whether to enter into a common interest agreement wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute, and if the Parties agree to do so, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action. Each Party may represent itself in any litigation to which it is a party, at its own expense, unless otherwise agreed upon by the Parties or as otherwise set forth in this Agreement.

12.	CONFIDENTIALITY

12.1	Duty of Confidence

Notwithstanding Clause 12.2 (Representatives), each Receiving Party shall:

(a)	keep the Confidential Information of the Disclosing Party secret and confidential at all times;

(b)
not disclose or permit the disclosure of any Confidential Information of the Disclosing Party, in whole, in part, or in summary, to any person, except as expressly permitted by this Agreement or any other agreement between the Parties;

(c)
not use the Confidential Information of the Disclosing Party or permit it to be used, in whole or in part, for any purpose other than performance of the obligations and enjoyment of the rights granted under this Agreement or any other agreement between the Parties; and

(d)
inform the Disclosing Party immediately if it becomes aware of the possession, use or knowledge of any of the Confidential Information of the Disclosing Party by an unauthorised person, and to provide any assistance in relation to such unauthorised possession, use or knowledge that the Disclosing Party may require.

12.2	Representatives

The Receiving Party may permit access to the Confidential Information of the Disclosing Party only to those of its Affiliates, directors, officers, employees, consultants and permitted sublicensees (or Sublicensees, in the case of the Licensee) who:

(a)	reasonably require such access for the performance of the obligations or enjoyment of the rights granted under this Agreement;

(b)
have been informed of the confidential nature of such Confidential Information, the Disclosing Party’s interest in such Confidential Information, and the provisions of this Clause 12 (Confidentiality) ; and

(c)
have entered into legally binding confidentiality obligations to the Receiving Party on terms that are no less onerous than those set out in this Agreement, and which extend to such Confidential Information.

The Receiving Party shall ensure that all those who have access to the Confidential Information of the Disclosing Party by or on behalf of the Receiving Party comply with the provisions of this Clause 12 (Confidentiality). Notwithstanding any other provision of this Agreement, the Receiving Party shall be liable to the Disclosing Party for any acts or omissions of any such person, that would, if effected by the Receiving Party, constitute a breach of this Clause 12 (Confidentiality).

12.3	Exceptions

The Receiving Party’s obligations under Clause 12.1 (Duty of Confidence) shall not apply to any Confidential Information of the Disclosing Party that the Receiving Party can prove by means of reasonable written evidence:

(a)	was known to the Receiving Party prior to disclosure by the Disclosing Party;

(b)
is or becomes publicly known other than as a result of breach of this Agreement by the Receiving Party or by anyone to whom the Receiving Party disclosed the Confidential Information of the Disclosing Party;

(c)	is received by the Receiving Party from a Third Party lawfully entitled to make the disclosure without restrictions on such Third Party’s rights to disclose or use; or

(d)	is developed by or on behalf of the Receiving Party without any direct or indirect access to, or use of, the Confidential Information of the Disclosing Party;

except that the above exceptions do not extend to circumstances where the Confidential Information is specific, does not fall within the above exceptions, and is embraced by more general information which does fall within the above exceptions.

12.4	Required Disclosures

The Receiving Party will not be in breach of its obligations under this Agreement to the extent that it is required to disclose Confidential Information of the Disclosing Party by Applicable Law, including the rules of any recognized stock exchange, provided that, before making such a disclosure, the Receiving Party shall, to the extent it is legally permitted to do so:

(a)	give reasonable advance notice to the Disclosing Party of the proposed disclosure

(b)
use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own Confidential Information, but in no event less than reasonable efforts;

(c)	take all reasonable action to avoid disclosure of Confidential Information hereunder; and

(d)	take into account reasonable requests of the Disclosing Party in relation to such disclosure.

Any information disclosed pursuant to this Clause 12.4 (Required Disclosures) that receives confidential treatment from the Third Party to whom it was disclosed (e.g., portions redacted from a material agreement filed with a securities exchange governmental authority) shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Clause12.4 (Required Disclosures).

12.5	Additional Disclosures

In addition to disclosures allowed under Clause 12.4 (Required Disclosures):

(a)
The Licensee may disclose Confidential Information of BioMedica to the extent such disclosure is necessary in connection with sublicensing (or potential sublicensing) the rights granted under this Agreement, provided that, such disclosure is made only under obligations of confidence and non-use at least as stringent as set out in this Agreement and any such sub-licensing is in accordance with this Agreement.

(b)	BioMedica may disclose, to any licensor or assignor of intellectual property rights to BioMedica, financial Confidential Information of the Licensee provided to

BioMedica under this Agreement to the extent required and for the specific purpose of enabling BioMedica to comply with its contractual royalty reporting obligations to any such licensor or assignor of intellectual property rights to BioMedica; provided that, any such disclosure is made only under obligations of confidence and non-use at least as stringent as set out in this Agreement.

(c)
Each Party may disclose Confidential Information of the other Party in connection with the filing, prosecuting, or maintaining of Patents as permitted by this Agreement and for Regulatory Filings for a Product, provide that the Licensee shall use efforts to secure confidential treatment of Licensed Know- how in Regulatory Filings at least as diligent as the Licensee would use to protect its own Confidential Information, but in no event less than reasonable efforts.

(d)
Each Party and its Affiliates may disclose the existence of this Agreement and the material terms hereof to potential and actual investors, acquirers, licensees, sublicensees, and other financial and commercial partners of such Party or its Affiliates in connection with:

(i)	the raising of finance,

(ii)	evaluating or carrying out a license or collaboration,

(iii)	the sale of any equity interest in such Party or its Affiliates, or

(iv)	the sale of the business or relevant part of the business of the Party or its Affiliates;

in each case under written obligations of confidentiality and non-use at least as stringent as those herein (and with respect to potential and actual investors and financial partners only, except for the period of confidentiality, which shall be consistent with industry standards).

12.6	Return and Destruction of Confidential Information

At the Disclosing Party’s written request on expiration or termination of this Agreement, the Receiving Party shall:

(a)
promptly destroy or erase all Confidential Information of the Disclosing Party that the Receiving Party has received under this Agreement including any copies made and permanently delete all electronic copies of any such Confidential Information from the Receiving Party’s computer systems; and

(b)	make no further use of any such Confidential Information.

The Receiving Party may, however, keep one copy of the Confidential Information of the Disclosing Party in its legal files solely for the purpose of enabling it to comply with the provisions of this Agreement, and the Receiving Party shall not be required to remove such Confidential Information of the Disclosing Party from its back-up or archive electronic records including its electronic laboratory notebook and laboratory information management systems.

12.7	Press Releases and Publicity

Neither Party shall make, nor permit any of its representatives to make, any public announcement, whether oral or written, concerning this Agreement or make any use of the name, symbol, trade mark, trade name or logo of the other Party or its Affiliates without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned, or delayed); provided, however, that (a) notwithstanding any other provision of this Agreement each Party shall be permitted to make an announcement in the agreed form set out in Schedule 8 and otherwise repeat the information contained therein (or contained in any previous announcement consented to by the other Party), and (b) each Party shall be permitted to make required disclosures pursuant to Section 12.4 (Required Disclosures), and in each case such activities shall not constitute a breach of this Agreement.

12.8	Publications

The Licensee may freely publish and give presentations on its development and commercialization of the Products subject to the remainder of this Clause 12.8 (Publications). BioMedica may only publish or give presentations with respect to any Product to the extent identified in Part 4 of Schedule 1 or with the Licensee’s prior written consent, to be given in the Licensee’s sole discretion, provided that this Clause 12.8 (Publications) shall not prevent BioMedica from publishing or giving presentations in respect of information which has already been published or otherwise disclosed publicly. In the case of publication by the Licensee, or an approved publication by BioMedica, the following procedures shall apply: The non-publishing party may review and comment on any material proposed for disclosure or publication by the publishing party with respect to a Product, whether by oral presentation, manuscript, or abstract. The publishing party shall deliver a complete copy of the material to the non-publishing party at least [***] prior to submitting such material to a publisher or initiating any other disclosure. The non-publishing party shall review any such material and give its comments to the publishing party within [***] of the receipt of such material. The publishing party shall comply with the non-publishing party’s request to delete references to its Confidential Information in any such material and shall delay any submission for publication or other public disclosure for a period of up to an additional [***] for the purpose of preparing and filing appropriate patent applications.

12.9	Prior Confidentiality Agreement.

As of the Effective Date, the terms of this Clause 12 (Confidentiality) shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) relating to the subject of this Agreement, including the CDA. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

13.	REPRESENTATIONS AND WARRANTIES

13.1	Mutual Warranties

Each Party warrants to the other as of the Effective Date that:

(a)	it is duly organised, validly existing, and in good standing under the laws of its jurisdiction of formation;

(b)
it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by law and its organisational documents to authorise the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c)	all consents, approvals and authorisations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and

(d)
the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement do not and shall not (i) conflict with or result in a breach of any provision of its organisational documents, (ii) result in a breach of any agreement to which it is a party; or (iii) violate any Applicable Law.

13.2	BioMedica Warranties

BioMedica warrants to the Licensee as of the Effective Date that:

(a)
except as identified in Schedule 1, there are no claims, demands, challenges, oppositions, nullity actions, interferences, inter-partes reexaminations, inter- partes reviews, post-grant reviews, derivation proceedings, litigation, arbitration or other proceedings asserted in writing against BioMedica or its Affiliates (and BioMedica has no knowledge of any claim or any of the foregoing) in respect of (i) the BioMedica IP (other than matters raised in the ordinary course of patent prosecution), including any claim or any of the foregoing alleging that such BioMedica IP is invalid or unenforceable or violates, infringes, constitutes misappropriation or otherwise conflicts or interferes with, or would violate, infringe or otherwise conflict or interfere with, any intellectual property or proprietary right of any Third Party; or (ii) Prosavin or OXB-102;

(b)	as far as it is aware, BioMedica has filed and prosecuted the Licensed Patents in good faith and complied with all duties of disclosure with respect thereto;

(c)	as far as it is aware, BioMedica has not committed any act, or omitted to commit any act, that may cause the Licensed Patents to expire prematurely or be declared invalid or unenforceable;

(d)
as far as it is aware, all application, registration, maintenance and renewal fees in respect of the Licensed Patents as of the date of execution of this Agreement have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining such patents;

(e)	BioMedica has the right to grant the licences and rights granted under this Agreement;

(f)	BioMedica has not granted any Third Party rights that would otherwise interfere or be inconsistent with the rights granted hereunder;

(g)	as of the Effective Date, the Patents listed in Part 1 and Part 2 of Schedule 1 are all the Patents that BioMedica Controls that Cover the Products;

(h)	as far as it is aware, no Third Party is infringing or threatening to infringe (i) any Product-Specific Patents, or (ii) any other Licensed Patents in relation to Product;

(i)
as far as it is aware, BioMedica has independently developed all Know-How within the BioMedica IP or otherwise has a valid right to use and to grant the licenses and rights hereunder in and to such Know-How;

(j)	BioMedica has no outstanding submissions for publication related to the Products or the Ongoing Clinical Trials except as described in Schedule 1; and

(k)
that certain Nonexclusive Agreement by and between The Board of Trustees of the Leland Stanford Junior University Stanford Agreement and Oxford BioMedica (UK) Limited dated as of June 24, 2003 (the “Stanford Agreement”) is in full force and effect, no notice has been delivered of any breach under the Stanford Agreement and no rights granted herein are inconsistent with the Stanford Agreement. As of the Effective Date, BioMedica is in the process of amending and restating the Stanford Agreement, and BioMedica has provided to the Licensee a copy of the Stanford Agreement and current drafts of the amendment of the Stanford Agreement. BioMedica acknowledges that it shall be liable for obtaining any amendment to the Stanford Agreement that may be necessary to enable BioMedica to carry out its obligations under this Agreement, but it is acknowledged and agreed by the Parties that BioMedica is not permitted to sublicense its rights under the Stanford Agreement and that such liability shall not extend to obtaining an amendment to permit such a sublicense.

13.3	Licensee Warranties

The Licensee warrants to BioMedica as of the Effective Date that:

(a)
there is no action, suit, proceeding, inquiry or investigation brought by or before any governmental entity now pending or, to the knowledge of the Licensee, threatened, against or affecting the Licensee or any of its Affiliates, which would reasonably be expected, individually or in the aggregate, materially and adversely affect the performance by the Licensee of its obligations hereunder; and the aggregate of all pending legal or governmental proceedings to which the Licensee or any of its Affiliates is a party or of which any of their respective properties or assets is the subject, including ordinary routine litigation incidental to the business, if determined adversely to the Licensee, would not reasonably be expected to materially and adversely affect the performance by the Licensee of its obligations hereunder; and

(b)
each of the Licensee and its Affiliates is insured by recognized, financially sound and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses, including directors’ and officers’ liability insurance and policies covering real and personal property owned or leased by the Licensee and its Affiliates against theft, damage, destruction and acts of vandalism and policies covering the Licensee and its Affiliates for product liability claims and clinical trial liability claims; and the Licensee has no reason to believe that it or its Affiliates will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not reasonably be expected to materially and adversely affect the performance by the Licensee of its obligations hereunder; and neither the Licensee nor any of its Affiliates has been denied any insurance coverage which it has sought or for which it has applied.

13.4	No Other Warranties.

Each of the Parties acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty, or other provision except as expressly provided in this Agreement.
EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. EACH OF THE PARTIES ACKNOWLEDGES THAT, IN ENTERING INTO THIS AGREEMENT, IT DOES NOT DO SO IN RELIANCE ON ANY REPRESENTATION, WARRANTY, OR OTHER PROVISION EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT.

14.	LIABILITY, INDEMNIFICATION AND INSURANCE

14.1	Liability

(a)	Each Party shall be liable for any acts or omissions of its Affiliates or any Sublicensees that would, if effected by such Party, constitute a breach of this Agreement.

(b)
EXCEPT WITH RESPECT TO BREACHES OF CLAUSE 12 (CONFIDENTIALITY) AND TO THE PARTIES’ INDEMNIFICATION OBLIGATIONS IN CLAUSE 14.2 (LICENSEE INDEMNIFICATION) AND CLAUSE 14.3 (BIOMEDICA INDEMNIFICATION), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS (BUT ONLY TO THE EXTENT THAT SUCH LOST PROFITS ARE SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES), UNDER ANY THEORY OR CLAIM WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHER

LEGAL OR EQUITABLE THEORY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c)	Nothing in this Agreement shall exclude or limit, or purport to exclude or limit, a Party’s liability in the case of:

(i)	breach of Clause 12 (Confidentiality);

(ii)	fraud or fraudulent misrepresentation;

(iii)	death or personal injury resulting from its negligence;

(iv)	negligence or intentional misconduct; or

(v)	any other matter in respect of which it would be unlawful to exclude or restrict liability.

14.2	Licensee Indemnification

(a)
The Licensee shall indemnify BioMedica and its Affiliates, and their respective officers, directors, employees, contractors and agents (the “BioMedica Indemnitees”), from and against any and all losses, liabilities, damages, reasonable legal costs and other reasonable expenses of any nature whatsoever suffered or incurred in connection with any Third Party demands, claims, actions, or proceedings (each, a “Claim”) against a BioMedica Indemnitee arising out of (i) the research, development, use, manufacture, offer for sale, sale, import or export of any Product by or on behalf of the Licensee or its Affiliates or any Sublicensees (except to the extent that such Claim arises out of a breach by BioMedica of Clause 7.2(c) (Existing Inventory) or the supply by BioMedica of defective product in breach of any clinical or commercial supply agreement, with such concepts being defined and interpreted in accordance with such supply agreement) other than the Manufacture of Product by or on behalf of BioMedica; (ii) the negligence or wilful misconduct on the part of the Licensee Indemnitees; or (iii) implementation by BioMedica of any written instructions or directions of the Licensee in connection with the Ongoing Clinical Trials; (iv) the breach by the Licensee of any warranty or covenant made by the Licensee in this Agreement; except in each case except to the extent that such Claim arises out of the negligence of, wilful misconduct of, or breach of this Agreement by the BioMedica Indemnitees.

(b)
The Licensee shall indemnify the BioMedica Indemnitees for all costs incurred by the BioMedica Indemnitees in connection with provision, after the Effective Date, of clinical intervention or compensation to patients in the Ongoing Clinical Trials who may suffer injury or death or personal injury in connection with such Ongoing Clinical Trials after responsibility for such Ongoing Clinical Trials has been transferred to Licensee pursuant to Clause 4.1 (Transfer of Know-How and Ongoing Clinical Trials), except to the extent that such intervention or compensation is rendered necessary due to the negligence or wilful misconduct on the part of a BioMedica Indemnitee or failure by a BioMedica Indemnitee to perform the Ongoing Clinical trials in accordance with a specific written instruction of the Licensee.

14.3	BioMedica Indemnification

(a)
BioMedica shall indemnify the Licensee and its Affiliates, and their respective officers, directors, employees, contractors, and agents (the “Licensee Indemnitees”), from and against any and all losses, liabilities, damages, reasonable legal costs and other reasonable expenses of any nature whatsoever suffered or incurred in connection with any Claim against a Licensee Indemnitee arising out of (i) the negligence or wilful misconduct on the part of the BioMedica Indemnitees; (ii) the development or use of the Products by BioMedica or its Affiliates or sublicensees prior to the Effective Date or (iii) the breach by BioMedica of any warranty or covenant made by BioMedica in this Agreement; except in each case to the extent that such Claim arises out of the negligence of, wilful misconduct of, or breach of this Agreement by the Licensee Indemnitees.

(b)
BioMedica shall indemnify the Licensee Indemnitees for all costs incurred by the Licensee Indemnitees in connection with provision of clinical intervention or compensation to patients who were treated with the Product prior to the Effective Date in any Ongoing Clinical Trial of the Product who may suffer injury or death or personal injury in connection with such Clinical Trials.

14.4	Indemnification Procedure

Where a Party (the “Indemnified Party”) seeks indemnification from the other Party (the “Indemnifying Party”) under this Clause 14.4 (Indemnification Procedure):

(a)	the Indemnified Party shall provide prompt written notice to the Indemnifying Party of the assertion or commencement of any Claims;

(b)
the Indemnifying Party shall have the right to assume (with its own counsel and at its own costs) sole control of the defence or settlement of the same and shall not be liable for any settlement made by the Indemnified Party without the Indemnifying Party’s prior written consent;

(c)	the Indemnified Party shall:

(i)	promptly provide all assistance and information reasonably required by the Indemnifying Party;

(ii)
not make any admission of liability, conclude any agreement or make any compromise or settlement with any person in relation to such Claim without the prior written consent of the Indemnifying Party; and

(iii)	have the right to participate in (but not control) the defence of the Claim and to retain its own counsel in connection with such Claim at its own expense.

14.5	Mitigation of Loss

Each Indemnified Party will take and will ensure that its Affiliates take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any losses, liabilities, damages, legal costs and other expenses (or potential losses, liabilities, damages, costs and expenses) in connection with indemnified Claims. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

14.6	Insurance

Each Party shall obtain and maintain such types and amounts of insurance including self-insurance as is normal and customary for it to cover its indemnification obligations under this Agreement, and will upon request by the other Party, provide such other Party with a certificate of insurance in that regard, along with any amendments and revisions thereto.

15.	TERM AND TERMINATION

15.1	Term

This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall expire on a country-by-country basis upon the expiration of the Royalty Term with respect to such country (the “Term”). Upon expiration of this Agreement pursuant to this Clause 15.1 (Term), the licenses granted by BioMedica to the Licensee under Clause 2.1 (Grant of Licence; Right of Reference) shall become fully paid-up, royalty-free, and irrevocable.

15.2	Termination

(a)
The Licensee may terminate the Agreement at any time for convenience upon (i) two (2) months’ prior written notice prior to the First Commercial Sale of a Product; or (ii) [***] written notice to BioMedica after the First Commercial Sale of a Product.

(b)	Material Breach

(i)
Allegation and Cure. If either Party is in material breach of any obligation hereunder (including failure by the Licensee to make a payment due under this Agreement), the non-breaching Party may give written notice in good faith to the alleged breaching Party specifying the claimed particulars of such breach. If such alleged breach is not cured within [***] after such notice (or [***] with respect to any failure to make any payment due under this Agreement), the non- breaching Party shall have the right thereafter to terminate this Agreement pursuant to Clause 15.2(b)(iii) (Right to Terminate); provided, however, that if such breach is capable of being cured but cannot be cured within such [***] period, the breaching Party shall have the right to cure such breach during an additional period as is reasonable in the circumstances by initiating actions to cure such breach during such [***] period and diligently pursuing such actions.

(ii)
Disputes. If either Party disputes any aspect of this Clause 15.2(b) (Material Breach) (including, for example, (x) the alleged breaching Party disputes in good faith the existence or materiality of such breach; or (y) the non-breaching Party disputes in good faith the diligent pursuit of actions to cure such breach), then the Parties shall seek to resolve such disagreement pursuant to Clause 16.15 (Dispute Resolution; Arbitration).

(iii)	Right to Terminate.

(A)
Agreement of Material Breach. If the Parties agree in writing that there has been a material breach of an obligation and the relevant cure period in Clause 15.2(b)(i) (Allegation and Cure) has expired without cure, then the non-breaching Party shall have the right thereafter to terminate this Agreement immediately by giving written notice to the breaching Party.

(B)
Determination of Material Breach. Subject to sub-clauses (C), (D), and (E) below, if the tribunal under Clause 16.15 (Dispute Resolution; Arbitration) finally determines that there has been a material breach of any obligation under this Agreement and the relevant cure period in Clause 15.2(b)(i) (Allegation and Cure) has expired without cure, the non-breaching Party shall have the right thereafter to terminate this Agreement immediately by giving written notice to the breaching Party within [***] following such final determination of the tribunal; provided, for clarity, that the Licensee may cure any such breach prior to determination by the tribunal that there has been a material breach.

(C)
Cure of Material Breaches other than Diligence. For a material breach of any obligation under this Agreement other than Clause 6.5 (Diligence), the breaching Party shall have the right to cure such breach within [***] following such final determination of the tribunal and the non-breaching Party may not terminate if such breach is cured in such period.

(D)
Cure of Material Breach of Diligence Prior to First Commercial Sale. For a material breach of a diligence obligation under Clause 6.5 (Diligence) prior to First Commercial Sale of a Product in the United States or any country in Europe, Licensee shall have no right to cure such breach following such final determination of the tribunal.

(E)
Cure of Material Breach of Diligence After First Commercial Sale. For the first material breach of a diligence obligation under Clause 6.5 (Diligence) after First Commercial Sale of a Product in the United States or any country in Europe, the Licensee may cure such breach within a reasonable period of time (as is determined by the tribunal) following the final determination by the tribunal of such breach and Licensor may not terminate this Agreement for so long as Licensee is diligently pursuing actions to cure such breach. For any subsequent material breach of a diligence obligation under Clause 6.5 (Diligence) after First Commercial Sale of a Product in the United States or any country in Europe, the Licensee shall not have the right to cure such breach following the final determination by the tribunal of such a breach.

(c)
Either Party may terminate this Agreement upon notice to the other Party if an Insolvency Event occurs in relation to the other Party and such Insolvency Event is not dismissed or remedied within [***] after its occurrence. Unless otherwise prohibited by Applicable Laws, in any event when a Party first becomes aware of the likely occurrence of any Insolvency Event in regard to that Party, it shall promptly so notify the other Party in sufficient time to give the other Party sufficient notice to protect its interests under this Agreement.

15.3	Consequences of Termination

(a)	In the event of termination of this Agreement, such termination shall be deemed to be a termination of all outstanding Work Packages.

(b)
In the event of termination of this Agreement, the Licensee shall, as directed by BioMedica, wind-down any ongoing Clinical Trials with respect to the Product in an orderly fashion and in compliance with all Applicable Laws.

(c)	In the case of termination of this Agreement:

(i)
all rights and licences granted hereunder to the Licensee or its Affiliates shall terminate except that the Licensee and its Affiliates shall have the right to sell any Product in its or their possession or control (or the subject of a binding non-cancellable order with a Third Party manufacturer) for a period not to exceed [***] from the date of termination, subject to payment of any applicable royalties under this Agreement;

(ii)	the Licensee shall consent to the cancellation of any formal licence granted to it, or of any registration of it in any register, in relation to any BioMedica IP;

(iii)	subject to Clause 2.4(b)(iv) (Sublicensing), any sub-licences granted by the Licensee or its Affiliates pursuant to this Agreement shall terminate;

(iv)
to the extent the Licensee owns or holds any right, title or interest in any Product Marks under which any Product has been or is being marketed or sold, the Licensee shall assign such Product Marks to BioMedica (it being understood that the foregoing will not include any trademarks or internet domain names that contain the corporate or business names of the Licensee or its Affiliates);

(v)
the Licensee shall and shall procure that its Affiliates and Sublicensees shall, (1) promptly assign and transfer to BioMedica or its nominee, at no cost (except as set out below) to BioMedica all Regulatory Filings and Regulatory Approvals held by the Licensee or its Affiliates or Sublicensees that solely and specifically relate to the Product and shall provide BioMedica with all information, and execute all documents, reasonably necessary to transfer such Regulatory Filings and Regulatory Approvals to BioMedica, provided that BioMedica shall reimburse the Licensee, at the then current Licensee FTE rate, for time spent in connection with such transfer to BioMedica, and (2) grant BioMedica a “Right of Reference” as that term is defined in 21 C.F.R. § 314.3(b) (or any other similar provision under Applicable Law outside the US) to all Regulatory Filings and Regulatory Approvals held by the Licensee or its Affiliates or Sublicensees that are necessary for BioMedica’s research, development, manufacture, use, sale, import and export of the Products but that do not solely and specifically relate to the Product;

(vi)
the Licensee shall and shall procure that its Affiliates and Sublicensees shall grant to BioMedica an exclusive licence under (1) all Patents that Cover the Product as then being developed or commercialised by the Licensee and (2) the Know-How that is necessary or reasonably useful for the research, development, manufacture, use, sale, import and export of the Products, in each case that are Controlled by the Licensee, its Affiliates, and Sublicensees as of the effective date of termination, solely to research, develop, manufacture, have manufactured, use, sell, have sold, import and export such Products; and

(vii)
the Licensee shall and shall procure that its Affiliates and Sublicensees shall, promptly transfer to BioMedica or its nominee a copy of all Know- How licensed under Clause 15.3(c)(vi) (Termination), provided that BioMedica shall reimburse the Licensee, at the then-current Licensee FTE rate, for time spent in connection with such transfer to BioMedica.

(d)
The following Clauses shall survive any expiration or termination of this Agreement for the period of time specified therein (or, if no such period is specified, indefinitely): Clause 1 (Definitions) to the extent defined terms are contained in surviving Clauses; Clause 8 (Monetary Obligations) with respect to those payments that accrued prior to the effective date of termination or expiration or pursuant to Clause 15.3(c)(i) (Consequences of Termination); Clause 9 (Payments and Reports); Clause 10.1 (Records) with respect to those records created pursuant to the Agreement; Clause 10.2 (Audit); Clause 11.1 (Ownership) with respect to Inventions, Joint Inventions and Joint Patents; Clause 11.2 (Filing, prosecution and maintenance of Joint Patents); Clause 12 (Confidentiality); Clause 13.4 (No Other Warranties); Clause 14 (Liability, Indemnification, and Insurance); Clause 15.3 (Consequences of Termination); Clause 15.4 (Termination Not Sole Remedy); Clause 16.5 (Notice and Other Communications); Clause 16.9 (Entire Agreement); Clause 16.11 (Waiver of Rights); Clause 16.12 (Unenforceable Provisions); Clause 16.14 (Governing Law); Clause 16.15 (Dispute Resolution; Jurisdiction);Clause16.16 (Equitable Relief); and Clause 16.17 (Cumulative Remedies).

15.4	Termination Not Sole Remedy

A Party’s right of termination under this Agreement, and the exercise of any such right, shall be without prejudice to any other right or remedy (including any right to claim damages) that such Party may have in the event of a breach of contract or other default by the other Party.

16.	GENERAL

16.1	Term Loan Agreement.

(a)	The Parties agree and acknowledge:

(i)
that BioMedica obtained external financing pursuant to a Term Loan Agreement dated 29 June 2017 between BioMedica as borrower, Oxford BioMedica plc, as guarantor, Cortland Capital Market Services LLC, as administrative agent, OCM Strategic Credit Investments S.à.r.l., OCM Strategic Credit Investments 2 S.à.r.l., OCM Luxembourg SC Fund A S.à.r.l., and OCM Luxembourg SC Fund B S.à.r.l. as lenders (“Oaktree”) (the “Loan Agreement”);

(ii)
that the extension of credit pursuant to the Loan Agreement is secured by all or substantially all of BioMedica’s assets pursuant to a debenture governed by English law granted in favour of Cortland Capital Market Services LLC as agent for the lender (the “Lender Agent”), excluding the Product-Specific Patents, but which may include, inter alia, a charge over Oxford BioMedica’s right, title and interest in and to this Agreement (the “Charge”); and

(iii)
that notwithstanding the granting of the Charge, BioMedica shall remain liable under this Agreement to perform all of its obligations under this Agreement and shall remain entitled to exercise all its rights, powers and discretions under this Agreement unless and until the Licensee receives notice from Oaktree or the Lender Agent to the contrary informing the Licensee that an Event of Default (as defined in the Loan Agreement) has occurred, when all such rights, powers and discretions shall be exercisable by, and notices shall be given to, the Lender Agent or as it directs.

(b)	Pursuant to the terms of the Loan Agreement and the Charge, the Licensee hereby consents:

(i)	to the grant of the Charge;

(ii)	upon an Event of Default, to the assumption by the Lender Agent (or other nominee of the lenders under the Loan Agreement) of BioMedica’s rights under this Agreement; and

(iii)
to BioMedica’s disclosure (subject to the confidentiality terms set out in the Loan Agreement, provided that, such confidentiality terms are at least as protective to the Licensee’s Confidential Information as the terms set forth in this Agreement) to the Lender Agent and Oaktree of this Agreement and any non-technical information exchanged between the Parties, solely to the extent required in order for BioMedica to comply with its obligations to the Lender Agent and Oaktree under the Charge.

(iv)	the Licensee will sign and return two (2) original copies of the receipt of notice set out at Schedule 4 to BioMedica within [***] of the Effective Date.

16.2	Force Majeure

Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement that result from circumstances beyond the reasonable control of that Party and which circumstances are not reasonably foreseeable. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and use its reasonable endeavours to avoid or remove the causes of non-performance and shall continue performance as expeditiously as possible as soon as such causes have been removed.

16.3	Compliance with Law

Each Party shall perform its obligations under this Agreement in accordance with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it reasonably believes, in good faith, may violate, any Applicable Law.

16.4	Further Action

Each Party agrees, without the necessity of any further consideration, to execute, acknowledge, and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

16.5	Notices and Other Communications

Any notice to be given under this Agreement must be in writing, and be delivered to the other Party by courier or other recorded delivery post (with an advance copy by email) and will be deemed to be received on the date of delivery. Until changed by notice given in accordance with this Clause 16.5 (Notice and Other Communications), all notices should be addressed as follows:

For BioMedica:	For the Licensee:
Attn: Company Secretary	Attn: President and Chief Commercial Officer
Address: Oxford BioMedica (UK) Limited	Address: Axovant Sciences GmbH
Windrush Court, Transport Way	Viaduktstrasse 8
Oxford, OX4 6LT, United Kingdom	4051 Basel, Switzerland
With a copy to: IP@oxfordbiomedica.co.uk	With a copy to: legal@axovant.com

16.6	Amendment

This Agreement may only be amended in writing signed by duly authorised representatives of the Parties.

16.7	Assignment

Neither Party may assign or otherwise transfer any of its rights nor obligations under this Agreement without the other Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), except that either Party may assign this Agreement, including all its rights and obligations under this Agreement, without the consent of the other Party, to (i) an Affiliate, or (ii) an entity acquiring all or substantially all of the assets or business of the assigning Party to which this Agreement relates (other than by way of acquisition of Control of a Party or its Affiliates, which for clarity, does not require an assignment of this Agreement), provided that, in all cases:

(a)	the assigning Party shall provide the non-assigning Party with prompt written notice of any such assignment; and

(b)	the permitted assignee shall assume the obligations of the assigning Party hereunder in writing.

Notwithstanding the foregoing sentence, either Party may grant or permit any lien to any person or entity in connection with a financing for the Licensee or its Affiliates from time to time, together with an assignment if legally required under such lien, provided that the Licensee is not relieved of any of its obligations hereunder.

16.8	Third Party Rights

The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights to any Third Party except as otherwise expressly provided in Clause 14 (Liability, Indemnification and Insurance). Except as expressly provided in Clause 14 (Liability, Indemnification and Insurance), no person who is not a Party to this Agreement nor any Affiliate of the Licensee, shall have the right to enforce any term of this Agreement which expressly or by implication confers a benefit on that person without the express prior agreement in writing of the Parties.

16.9	Entire Agreement

This Agreement constitutes the entire agreements between the Parties relating to its subject matter and in relation to such subject matter supersedes all earlier understandings and agreements between the Parties.

16.10	Relationship

Nothing in this Agreement creates, implies or evidences any contract of employment or any partnership or joint venture between the Parties, or authorises either Party to act as agent for the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

16.11	Waiver of Rights

No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law or to insist upon compliance with any term or condition of this Agreement will constitute a waiver of that (or any other) right or remedy or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No single or partial exercise of such right or remedy will preclude or restrict the further exercise of that (or any other) right or remedy.

16.12	Unenforceable Provisions

If the whole or any part of any provision of this Agreement is unenforceable in any jurisdiction, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall continue in full force and effect. The Parties shall use reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible to the original intent of the Parties.Thevalidity and enforceability of that provision in any other jurisdiction will not be affected.

16.13	Counterparts

This Agreement may be executed in any number of counterparts, each of which is an original but all of which together will constitute one document.

16.14	Governing Law

This Agreement and any dispute arising out of or relating to this Agreement is governed by and construed in accordance with English law, independent of any choice of law principles that may otherwise apply.

16.15	Dispute Resolution; Arbitration

Any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement (a “Dispute”), shall be referred initially to the Senior Officers for resolution. The Party alleging a Dispute shall provide written notice specifying the claimed particulars of such Dispute to the Senior Officers of the other Party. The Party receiving such notice shall provide a written response within [***] of receipt. If the Senior Officers are unable to resolve the Dispute within [***] of the original notice, then the Dispute, whether before or after termination of this Agreement, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this Clause 16.15 (Dispute Resolution; Arbitration). The number of arbitrators shall be three (3). The seat, or legal place, of arbitration shall be London. The language to be used in the arbitral proceedings shall be English. Each Party shall nominate one (1) arbitrator. The Parties shall request that the LCIA appoints the third arbitrator as the presiding arbitrator. When appointing arbitrators, the Parties and the LCIA will seek to appoint arbitrators whose availability enables compliance with the timetable set out in this Clause 16.15 (Dispute Resolution; Arbitration). Given the expedited nature of the arbitration, the arbitral tribunal shall have the authority to order limited production of documents relevant and material to the issues in dispute, upon the showing by either party of a justifiable need for such document(s). Except as may be required by law, neither a party nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. The Parties each agree that they shall take all possible steps to: (a) comply with the timetable set out in this Clause 16.15 (Dispute Resolution; Arbitration); (b) assist the Tribunal in complying with the timetable set out in this Clause16.15 (Dispute Resolution; Arbitration); and (c) convene the final hearing as soon as possible. The final award shall be made by the arbitral tribunal within

70

[***] from the appointment of the presiding arbitrator, unless the arbitral tribunal concludes that the interest of justice requires that such limit be extended by a reasonable amount of time. The arbitration award shall be final and binding on the parties. Judgment upon the award may be entered by any court having jurisdiction thereof. Subject to the right of the tribunal to order otherwise, the prevailing party shall be entitled to recover its reasonable costs, including administrative fees and expenses, arbitrators’ fees and expenses, and fees and expenses of legal representation, incurred in the arbitration proceedings. Notwithstanding the foregoing, the Parties agree that if the tribunal determines that the Licensee was in material breach of its diligence obligations under Clause 6.5 (Diligence) at the date on which a dispute was referred to arbitration but that the Licensee cured such breach before the tribunal hands down the final award, the tribunal will order the Licensee to pay BioMedica's reasonable costs, including administrative fees and expenses, arbitrators’ fees and expenses, and fees and expenses of legal representation, incurred in the arbitration proceedings.

16.16	Interim or Provisional Relief

Nothing contained in this Agreement shall prevent either Party from seeking interim or provisional relief from a court of competent jurisdiction, including a preliminary injunction or other interim measures either prior to or during any arbitration, if necessary to protect the interests of such Party or to preserve the status quo. Such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of any right under this Agreement.

16.17	Cumulative Remedies

No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

16.18	Performance by Affiliates

Each Party may perform some or all of its obligations under this Agreement through its Affiliates and may exercise some or all of its rights under this Agreement through its Affiliates; provided, that each Party shall remain responsible and be the guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance or exercise. Each Party shall prohibit all of its Affiliates from taking any action that such Party is prohibited from taking under this Agreement as if such Affiliates were parties to this Agreement.

[Signature page follows]

[Intentionally Blank]

[Intentionally Blank]

This Agreement has been entered into on the date shown on the first page.

OXFORD BIOMEDICA (UK) LIMITED

Signature:	/s/ John Dawson
Name:	John Dawson
Title:	CEO

This Agreement has been entered into on the date shown on the first page.

AXOVANT SCIENCES GMBH

Signature:	/s/ Mark Altmeyer
Name:	Mark Altmeyer
Title:	President

SCHEDULE 1
PATENTS and PUBLICATIONS

[***]

SCHEDULE 2
OXB Project Personnel

Team Member	Role	% FTE dedicated to AXON
[***]	Clinical Lead	[***]%
[***]	Senior Clinical Study Manager	[***]%
[***]	Senior Clinical Study Manager	[***]%
[***]	Regulatory Lead	[***]%
[***]	Pharmacovigilance	[***]%
[***]	Medical Monitor	[***]%
[***]	Project Manager	[***]%
To be confirmed	Quality Assurance	[***]%
To be confirmed	Senior Clinical Study Administrator	[***]%

SCHEDULE 3
TEMPLATE WORK PACKAGE

Work Package [●]

This Work Package (the “Work Package”) is made on [●] (“Work Package Effective Date”) BETWEEN

(1)	OXFORD BIOMEDICA (UK) LIMITED, a company incorporated in England and registered under number 03028927, whose registered office is at Medawar Centre,
Robert Robinson Avenue, Oxford Science Park, Oxford, OX4 4GA (“BioMedica”); and

(2)	AXOVANT SCIENCES GMBH, a corporation organized and existing under the laws of Switzerland, having its principal place of business at Viaduktstrasse 8, 4051 Basel, Switzerland (the “Licensee”).

BACKGROUND

BioMedica and the Licensee have entered into a Licence Agreement dated June 5, 2018 (the “Agreement”) under which they agreed to perform certain activities on the terms of that Agreement. Unless otherwise defined in this Work Package, capitalized terms used in this Work Package shall have the meaning given to them in the Agreement.

1.	SUBSTANTIVE PROVISIONS

Work Package reference	Work Package [●]
Version number
Agreement to which this Work Package relates	License Agreement dated June 5, 2018 between Oxford BioMedica and the Licensee
Title of Work Package
Scope of Work Package (brief overview)	insert ‘See above’ if title provides sufficient overview
Expected start date
Estimated duration of Work Package
Estimated costs of Work Package
time and material work packages to include estimated resource costs, estimated FTE days, estimated materials and external costs, total estimated amount for services and materials, and payment schedule; fixed cost work packages to include detailed payment schedule

Materials to be provided by BioMedica
Materials to be provided by the Licensee
Information to be provided by the Licensee
Deliverables

Approved subcontractors (if any)

2.	DETAILED DESCRIPTION OF ACTIVITIES TO BE COMPLETED UNDER WORK
PACKAGE:

2.1	[work plan]

3.	TERM AND TERMINATION

3.1	Unless terminated earlier in accordance with the terms of the Agreement or this Clause 3, this Work Package shall continue until all obligations under this Work Package have been performed.

3.2
The Licensee may terminate this Work Package for any reason by giving not less than [***] prior written notice to BioMedica and upon expiry of such notice, this Work Package shall be terminated and the parties shall proceed in accordance with Clause 3.4 of this Work Package.

3.3
If either Party is in breach of any material obligation under this Work Package (including failure by the Licensee to make an payment due in connection with this Work Package), the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in the event such breach is not cured within [***] after such notice (or [***] with respect to any failure to make any payment due under this Work Package), the non-breaching Party shall have the right thereafter to terminate this Work Package immediately by giving written notice to the breaching Party; provided, however, that if such breach is capable of being cured but cannot be cured within such cure period and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable in the circumstances to cure such breach.

3.4	In the event of termination of this Work Package:

(a)
the Parties shall cease all work related to this Work Package and have no further obligations to perform activities under this Work Package, save that the Parties shall carry out those limited activities as are necessary for an orderly wind-down of the relevant Work Package;

(b)
the Licensee shall pay to BioMedica following receipt of a reasonably detailed invoice all undisputed amounts due and all approved expenses actually incurred by BioMedica in relation to the performance of this Work Package prior to the effective date of termination and orderly wind-down activities (provided that BioMedica shall pay costs of wind-down activities if termination is due to BioMedica’s uncured material breach under Clause 3.3 of this Work Package).

4.	[ADDITIONAL TERMS]

[insert any additional terms or variation to the Agreement]

Agreed by:

OXFORD BIOMEDICA (UK) LIMITED

Signature:             Date:

Name:

Title:

AXOVANT SCIENCES GMBH
Signature:             Date:

Name:

Title:

SCHEDULE 4
NOTICE OF CHARGE

To:	Axovant Sciences GmbH Viaduktstrasse 8
4051 Basel, Switzerland
Attention: President and Chief Commercial Officer

With a copy to:	The Legal Department and Ryan Morick Cortland Capital Market Services LLC
225 W. Washington Street 9th Floor
Chicago, Illinois 60606 and
The Legal Department and Edgar Lee
OCM Strategic Credit Investments S.à r.l. OCM Strategic Credit Investments 2 S.à r.l. OCM Luxembourg SC Fund A S.à r.l.
OCM Luxembourg SC Fund B S.à r.l. 26A Boulevard Royal, 7th Floor,
L-2449 Luxembourg
Facsimile: +352 26 63 25 47 00
E-mail: amkumar@oaktreecapital.com and
The Legal Department and Edgar Lee Oaktree Capital Management, L.P.
333 South Grand Ave., 28th Floor Los Angeles, CA 90071
Facsimile: (213) 830-6293
Email: amkumar@oaktreecapital.com and
Ari Blaut
Sullivan & Cromwell LLP 125 Broad Street
New York NY 10004
Facsimile: (212) 291 9219
E-mail: blauta@sullcrom.com

Date: June 5, 2018

To whom it may concern

We, Oxford BioMedica (UK) Limited (the “Company”) HEREBY GIVE NOTICE that by a first fixed charge contained in a mortgage debenture (the “Debenture”) dated 29 June 2017 and made between the Company and Cortland Capital Market Services LLC (the “Administrative Agent”) the Company charged to the Administrative Agent all of its present and future right, title and interest in and to the licence agreement effective June 5, 2018 made between Oxford BioMedica (UK) Limited and Axovant Sciences GmbH (the “Agreement”), including, but not limited to, the right to demand and receive all moneys whatsoever payable to or for the benefit of the Company under or arising from the Agreement, all remedies provided for in the Agreement or available at law or in equity in relation to the Agreement, the right to compel performance of the Agreement and all other rights, interests and benefits whatsoever accruing to or for the benefit of the Company arising from the Agreement.

All moneys payable by you to the Company pursuant to the Agreement shall be paid to the Company’s account as set out in the Agreement unless and until you receive notice from the Administrative Agent to the contrary informing you that an Event of Default, as defined in the Debenture, has occurred, in which event you should make all future payments as directed by the Administrative Agent.

Notwithstanding the charge referred to above or the making of any payment by you to the Administrative Agent pursuant to it, the Company shall remain liable under the Agreement to perform all the obligations assumed by it under the Agreement and neither the Administrative Agent nor any receiver nor any delegate appointed by the Administrative Agent or any such receiver shall be at any time under any obligation or liability to you under or in respect of the Agreement. The Company shall also remain entitled to exercise all its rights, powers and discretions under the Agreement and you should continue to give notices under the Agreement to the Company in each case unless and until you receive notice from the Administrative Agent to the contrary informing you that an Event of Default has occurred, when all such rights, powers and discretions shall be exercisable by, and notices shall be given to, the Administrative Agent or as it directs.

The Company confirms that:

(i)	in the event of any conflict between communications received from it and from the Administrative Agent, the communication from the Administrative Agent shall prevail;

(ii)
none of the instructions, authorisations or confirmations in this Notice of Charge (the “Notice”) can be revoked or varied in any way except with the Administrative Agent’s specific written consent; and

(iii)	any written notice or instructions given to you by the Administrative Agent in accordance with this Notice shall be conclusive.

Kindly acknowledge receipt of this Notice and confirm your agreement to it by signing the enclosed form of acknowledgement and returning it to the Administrative Agent at 225 W. Washington Street, 9th Floor Chicago, Illinois 60606 for the attention of Ryan Morick.

This Notice, and any non-contractual obligations arising out of, or in connection with it is governed by English law.

To:    Cortland Capital Market Services LLC

Address:	225 W. Washington Street,
9th Floor
Chicago, Illinois 60606
Attention    The Legal Department and Ryan Morick With a copy to:    The Legal Department and Edgar Lee
OCM Strategic Credit Investments S.à r.l.
OCM Strategic Credit Investments 2 S.à r.l.
OCM Luxembourg SC Fund A S.à r.l.
OCM Luxembourg SC Fund B S.à r.l. 26A Boulevard Royal, 7th Floor,
L-2449 Luxembourg
Facsimile: +352 26 63 25 47 00
E-mail: amkumar@oaktreecapital.com
and
The Legal Department and Edgar Lee
Oaktree Capital Management, L.P. (together with “OCM”, the “Lenders”)
333 South Grand Ave., 28th Floor Los Angeles, CA 90071 Facsimile: (213) 830-6293
Email: amkumar@oaktreecapital.com
and
Ari Blaut
Sullivan & Cromwell LLP 125 Broad Street
New York NY 10004
Facsimile: (212) 291 9219
E-mail: blauta@sullcrom.com

Date: Dear Sirs
We acknowledge the Charge in respect of the licence agreement dated June 5, 2018 by and between Oxford BioMedica (UK) Limited and Axovant Sciences GmbH (the “Agreement”) as set out in the Agreement and the Notice of Charge dated June 5, 2018 (the “Notice”). Terms and expressions defined in the Notice shall have the same meanings when used in this acknowledgment.

We agree to and confirm that:

(a)
we will pay all moneys hereafter becoming due to Oxford BioMedica (UK) Limited (“Oxford BioMedica”) in respect of the Agreement as directed in the Notice and accept and will comply with the terms of the Notice;

(b)	we will send to you copies of any notices which we may give to Oxford BioMedica under the Agreement at the same time as we send them to Oxford BioMedica;

(c)
we have not received notice of any other charge, assignment or other Third Party right or interest whatsoever in, of, over, or affecting, Oxford BioMedica’s interests in the Agreement or any other notice relating to the Agreement; and

(d)
this acknowledgement is freely assignable or transferable by you, by any subsequent assignee, transferee or successor in title in accordance with the terms of the Agreement (“Subsequent Party”) and by any receiver appointed by you or by any Subsequent Party pursuant to the Debenture.

Yours faithfully,

AXOVANT SCIENCES GMBH

SCHEDULE 5
Net Sales

“Net Sales” shall mean the [***]:

(a)	[***];

(b)	[***];

(b)	[***];

(c)	[***];

(d)	[***];

(e)	[***];

(f)	[***];

(g)	[***];

(h)	[***]; and

(i)	[***];

[***].

Net Sales shall be determined from the books and records of each Selling Entity maintained in accordance with GAAP or IFRS, as applicable, consistently applied. Notwithstanding anything else contained in this Schedule 5, in the event of an inconsistency between “Net Sales” calculated pursuant to this Schedule 5 and “net sales” publicly reported by a Selling Entity in financial statements required by Applicable Law (including, for Licensee and its Affiliates, in periodic reports filed with U.S. Securities and Exchange Commission) for any period, the “net sales” in such publicly reported financial statements shall be deemed to be the “Net Sales” for such period for purposes of this Agreement.

[***].

[***].

[***].

[***].

In the case of rebates, discounts and other forms of reimbursements on portfolio product offerings, all rebates, discounts and other forms of reimbursements shall be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with the applicable Selling Entity’s existing allocation method, consistently applied to all relevant products; provided that, any such allocation is fair and reasonable and in compliance with generally accepted accounting principles and Applicable Laws, including any price reporting laws, rules and regulations.

[***].

If the Parties cannot agree on the mean selling prices of the Product and Accompanying Innovative Product for the purpose of this paragraph, or the fair market value as referred to in this paragraph, the Parties shall refer the matter to a panel of three (3) independent experts in the field (“Expert Panel”) for a determination. Each of BioMedica and Licensee shall select one independent expert each within [***] after either Party notifies the other in writing that it wishes to proceed to expert determination and such experts will select a third independent expert within [***] thereafter. The Expert Panel will determine the mean selling prices of the Product and Accompanying Innovative Product or the fair market value as referred to in this paragraph. The Expert Panel will meet in London, England so that each Party may present its position. The Expert Panel will, within [***] after the conclusion of the meeting, issue a written determination describing the findings and conclusions of the Expert Panel. Each Party shall bear its own counsel fees, costs, and disbursements arising out of the Expert Panel described in this Schedule 5, and shall pay an equal share of the fees and costs of the experts and all other general fees related to the Expert Panel.

SCHEDULE 6

[***]

SCHEDULE 7
Clinical Supply Agreement Terms Outline

•	The clinical supply price shall not exceed the cGMP Batch price for current 200L transient serum-free suspension process remains at [***].1

•	Work that is not on a batch basis, such as process characterisation, will be invoiced at the FTE Rate.

•
The Licensee to have the right to technology transfer of the manufacturing process if there is a prolonged failure by BioMedica to supply Product (to be defined in such agreement, but which shall include, (i) an objective, backward-looking standard, such as repeated failure to supply the Licensee with quantities ordered and (ii) a subjective, forward-looking standard, such as reasonably likely failure as a result of catastrophe or other circumstances beyond the reasonable control of BioMedica), without prejudice to the rights under Clause 7.3 (Technology Transfer) of this Licence Agreement.

•	BioMedica reserves the right to review the FTE Rates and cGMP batch prices on an annual basis from 2019 onwards.

•	Quality Agreement to be put in place between BioMedica Quality personnel and the Licensee Quality personnel to regulate matters in relation to the supply agreement.

•
The Licensee to provide [***] batch forecast with [***] binding period. BioMedica agrees to maintain the capacity and availability to supply the Licensee with quantities of Product consistent with such forecasts.

Commercial Supply Agreement Terms Outline

•
The price for the Product for use by Licensee for commercial purposes will be on a batch-by-batch basis that is consistent with, and in no event less favourable to Licensee than, BioMedica’s other reasonable, normal, and customary manufacturing costing methodology it uses with Third Parties.

1 This includes, facility, personnel, consumables, and fill-finish but excludes Plasmid costs.

SCHEDULE 8

Agreed Form Press Releases

Attached.

Call in details for analysts

Oxford BioMedica and Axovant Sciences enter into a $842.5 Million Exclusive Worldwide Licence Agreement for OXB-102 for the Treatment of Parkinson’s Disease
Oxford, UK– 06 June 2018: Oxford BioMedica plc (LSE:OXB) (“Oxford BioMedica” or “the Group”), a leading gene and cell therapy group, today announces that it has entered into an exclusive worldwide licensing agreement with Axovant Sciences (NASDAQ: AXON) to develop and commercialise OXB-102, a gene therapy developed by Oxford BioMedica for Parkinson’s disease utilising the LentiVector® platform.

Under the terms of the agreement, Oxford BioMedica will receive a $30 million upfront payment (approximately £22 million) including $5 million as pre-payment for manufacturing activities related to OXB-102, now renamed, AXO-Lenti-PD. Oxford BioMedica is also eligible to receive $55 million upon the achievement of specified development milestones and $757.5 million upon the achievement of specified regulatory and sales milestone, with 7% to 10% tiered royalties on net sales of AXO-Lenti-PD.

Axovant Sciences, a clinical-stage biopharmaceutical company dedicated to advancing treatments for patients with life-altering neurologic conditions and a member of the Roivant family of companies, will fund all clinical development costs and manufacturing process development and scale-up activities for AXO-Lenti-PD. The agreement also allows for both parties to put in place a clinical and commercial supply agreement for GMP manufacturing of AXO-Lenti-PD at Oxford BioMedica. Roivant remains committed to Axovant’s success and are excited about the scientific potential of AXO-Lenti-PD. Axovant will be able to harness the full Roivant drug development platform to ensure its rapid development.

Axovant Sciences expects to initiate a Phase I/II dose escalation study of AXO-Lenti-PD in patients with advanced Parkinson’s disease by the end of 2018.

John Dawson, Chief Executive Officer of Oxford BioMedica, said: “We are delighted to sign this significant agreement which not only underlines our LentiVector® enabled platform and product development strategy but further demonstrates Oxford BioMedica’s ability to build multiple partnerships with leaders in their respective therapeutics fields. This agreement with Axovant also successfully demonstrates Oxford BioMedica’s pre-stated strategy to externalise product development beyond the end of the pre-clinical phase.

“Axovant’s expertise and focus on neurological disorders, which includes Parkinson’s disease, makes them an ideal development and commercialisation partner for this programme. Coupled with strong support from parent company Roivant, we believe Axovant is perfectly positioned to bring AXO-Lenti-PD to the market as quickly as possible to treat patients with Parkinson’s, a disease which still has a high unmet need.”

Commenting on the announcement, Pavan Cheruvu, Chief Executive Officer of Axovant Sciences, said: “Axovant, together with our parent company Roivant, remains committed to developing innovative treatments for serious degenerative conditions such as Parkinson’s disease, and we are excited to partner with Oxford BioMedica, a recognised global leader in cell and gene therapy. OXB-102 is a potentially best-in-class gene therapy with the potential to transform Parkinson’s disease treatment. This is an area of significant unmet medical need and a major market opportunity. Advancing this high-quality candidate is a key priority for the team at Axovant and we very much look forward to working with Oxford BioMedica.”

-Ends-

For further information, please contact:

Oxford BioMedica plc:
John Dawson, Chief Executive Officer
Stuart Paynter, Chief Financial Officer

Tel: +44 (0)1865 783 000

Financial and corporate communications enquiries:
Consilium Strategic Communications
Mary-Jane Elliott/Matthew Neal/Laura Thornton

Tel: +44 (0)20 3709 5700

Peel Hunt (Joint Corporate Brokers):
James Steel
Christopher Golden

Tel: +44 (0)20 7418 8900

WG Partners (Joint Corporate Brokers):
David Wilson
Claes Spang

Tel: +44 (0)20 3705 9321

The information contained within this announcement is deemed by the Company to constitute inside information as stipulated under the Market Abuse Regulation (EU) No. 596/2014. Upon the publication of this announcement via the Regulatory Information Service, this inside information is now considered to be in the public domain.

Notes to editors

About Oxford BioMedica®
Oxford BioMedica (LSE:OXB) is a leading gene and cell therapy group focused on developing life changing treatments for serious diseases. Oxford BioMedica and its subsidiaries (the "Group") have built a sector leading lentiviral vector delivery platform (LentiVector®), which the Group leverages to develop in vivo and ex vivo products both in-house and with partners. The Group has created a valuable proprietary portfolio of gene and cell therapy product candidates in the areas of oncology, ophthalmology and CNS disorders. The Group has also entered into a number of partnerships, including with Novartis, Bioverativ, Sanofi, GSK, Orchard Therapeutics, GC LabCell and Immune Design, through which it has long-term economic interests in other potential gene and cell therapy products. Oxford BioMedica is based across several locations in Oxfordshire, UK and employs more than 320 people. Further information is available at www.oxfordbiomedica.co.uk.

About OXB-102 (AXO-Lenti-PD)
OXB-102, now known as AXO-Lenti-PD, is a lentiviral gene therapy with a clinically validated mechanism of action for the delivery of the three genes that encode the enzymes required for endogenous dopamine synthesis. Unlike current drug treatment, in which efficacy diminishes with long-term use, AXO-Lenti-PD is designed to provide patient benefit for multiple years following a single administration. AXO-Lenti-PD is a second-generation vector construct of OXB-101, also known as ProSavin®, with greater potency and increased transgenic expression observed in preclinical studies. Oxford BioMedica has successfully completed a Phase I/II study for OXB-101, which met its primary endpoint. The results, which were published in Lancet in 2014, demonstrate favourable safety and tolerability and a statistically significant improvement of motor function as measured by the UPDRS Part III score at 6 and 12 months following a one-time administration. This improvement was sustained in most patients for up to four years despite the progressively degenerative nature of Parkinson’s disease.

About Axovant Sciences
Axovant is a clinical-stage biopharmaceutical company dedicated to advancing treatments for patients with life-altering neurologic conditions. Axovant is committed to developing a pipeline of product candidates, and ultimately commercializing them, by identifying and developing novel treatments for unmet needs in neurology. For more information, visit www.axovant.com.

About Roivant Sciences
Roivant Sciences is a global biopharmaceutical company focused on reducing the time and cost of the drug development process to improve the lives of patients and their families. Roivant partners with innovative biopharmaceutical companies and academic institutions to ensure that important medicines are rapidly delivered to patients.

The Roivant family of companies includes Myovant (women’s health and prostate cancer), Axovant (neurology), Urovant (urology), Enzyvant (rare diseases), Dermavant (dermatology), Genevant (RNA therapeutics), Metavant (cardiometabolic diseases), Datavant (healthcare data), and Arbutus (hepatitis B). Today there are 24 investigational drugs in 11 therapeutic areas being tested in over 50 clinical trials and over 300 nonclinical studies across the Roivant family of companies.

For more information, please visit www.roivant.com

DRAFT – CONFIDENTIAL
Axovant Licenses Investigational Gene Therapy for Parkinson’s Disease from Oxford BioMedica and Announces Key Leadership Team Addition

•	Exclusive worldwide license to lentiviral vector gene therapy constitutes the first transaction of Axovant’s 2018 pipeline expansion

•	Fraser Wright, Co-Founder and former Chief Technology Officer of Spark Therapeutics, to join Axovant as CTO for gene therapy programs

•	Axovant will receive $25 million equity financing from Roivant Sciences to support clinical development of AXO-Lenti-PD and additional business development

•	Conference call / webcast today at 8:00am Eastern Time

BASEL, Switzerland, June 6, 2018 (GLOBE NEWSWIRE) -- Axovant Sciences (NASDAQ:AXON) today announced that it has licensed the exclusive worldwide rights to develop and commercialize OXB-102, now AXO-Lenti-PD, from Oxford BioMedica. AXO-Lenti-PD is an investigational gene therapy for Parkinson’s disease that delivers three genes encoding a critical set of enzymes required for dopamine synthesis in the brain. Oxford BioMedica is a world leader in lentiviral vector product development and manufacturing, and will be the clinical and commercial supplier of AXO-Lenti-PD. Axovant expects to initiate a Phase 1/2 dose escalation study of AXO-Lenti-PD in patients with advanced Parkinson’s disease by the end of 2018.

Under the terms of the license agreement with Oxford BioMedica, Axovant obtained rights to AXO- Lenti-PD, as well as its predecessor product ProSavin®, for an initial payment of $30 million in cash, $5 million of which will be applied as a credit against the process development work and clinical supply that Oxford BioMedica will provide to Axovant. Oxford BioMedica is also eligible to receive additional development, regulatory and commercial milestone payments potentially in excess of $812 million, and tiered royalties on net sales of AXO-Lenti-PD, if approved. Roivant has agreed to purchase $25 million of Axovant common shares, which will support the clinical development of AXO-Lenti-PD and additional business development activities.

Fraser Wright, PhD, will join Axovant as Chief Technology Officer overseeing the company’s gene therapy initiatives. Dr. Wright is the Co-Founder and former Chief Technology Officer of Spark Therapeutics and has over 20 years of leadership experience in the development of novel vector- based biologic products. At Spark he oversaw process development and clinical-stage manufacturing for LUXTURNA™. Prior to Spark, he was the founding Scientific Director of the Clinical Vector Core Laboratory at The Children’s Hospital of Philadelphia, where he directed clinical core staff in gene therapy investigational product development, manufacture, and quality control testing for ten first-in-human viral vector investigational products including LUXTURNA™ and KYMRIAH®. He was also previously the Director of Development and Clinical Manufacturing at Avigen. Dr. Wright was formerly a Research Professor of Pathology and Laboratory Medicine at the University of Pennsylvania School of Medicine, and he is the lead inventor on numerous issued patents during his time in that role. He received his BSc and PhD in biochemistry from the University of Toronto, where he was also an assistant professor of biochemistry and medicine.

Pavan Cheruvu, MD, Chief Executive Officer of Axovant, stated, “Axovant remains committed to developing innovative treatments for serious neurodegenerative conditions such as Parkinson’s disease, and we are excited to partner with Oxford BioMedica, a recognized global leader in cell and gene therapy. We are also pleased to welcome Fraser to our leadership team. He brings over two decades of experience in gene therapy manufacturing, and will be committed to building world- class gene therapy capabilities at Axovant. We will continue to pursue promising new therapeutic approaches based on transformative science, and will further expand our pipeline with high-quality assets like AXO-Lenti-PD. This is part of our long-term goal of building Axovant into a leader in the development and commercialization of innovative new medicines for neurological indications.”

“This is an exciting time to join Axovant, and I look forward to the opportunity to work closely with Oxford BioMedica and help build gene therapy capabilities at Axovant,” said Dr. Wright. “AXO-Lenti- PD is a strong foundation for Axovant’s new pipeline, and I am excited to begin preparing the Phase 1/2 clinical study in advanced Parkinson’s disease later this year.”

Commenting on the announcement, John Dawson, Chief Executive Officer of Oxford BioMedica said: “We are delighted to sign this significant agreement which not only underlines our LentiVector®-enabled platform and product development strategy but further demonstrates Oxford BioMedica’s ability to build multiple partnerships with leaders in their respective therapeutics fields. We believe Axovant’s expertise and focus on neurological disorders, which includes Parkinson’s disease, makes them an ideal development and commercialisation partner for this programme. Coupled with strong support and financial resources from parent company Roivant, we believe Axovant is well positioned to advance the development of AXO-Lenti-PD for the treatment of patients with Parkinson’s, a disease which still has a high unmet need.”

Teleconference/Webcast Details
To participate in the live conference call today, June 6, at 8:00 a.m. EDT, please dial 1-833- 652-5918 from the U.S. and Canada or +1 409-767-9227 internationally, and use the passcode 8289429.
The live call is being webcast and can be accessed on the “Events and Presentations” page of the “Investors” section of the Company’s website at http://investors.axovant.com. A replay of the webcast will be available for 30 days following the live event.

About AXO-Lenti-PD
AXO-Lenti-PD, formerly OXB-102, is an investigational gene therapy for Parkinson’s disease that delivers three genes encoding a critical set of enzymes required for dopamine synthesis in the brain and is designed to provide patient benefit for multiple years following a single administration. AXO- Lenti-PD is a next-generation gene therapy with a modified payload configuration of the predecessor product, ProSavin®, to further improve endogenous dopamine production. Oxford BioMedica has successfully completed a Phase 1/2 study for ProSavin, which met its primary endpoint. The results, which were published in The Lancet in 2014, demonstrate favorable safety and tolerability and a statistically significant improvement of motor function as measured by the UPDRS Part III score at 6 and 12 months. This improvement was sustained in most patients for up to four years despite the progressively degenerative nature of Parkinson’s disease.

About Parkinson’s Disease
Parkinson’s disease is caused by degeneration of nerve cells in a portion of the brain called the substantia nigra which leads to a reduction in dopamine. Low dopamine causes nerve cells to activate without normal control. Characteristic Parkinson’s disease symptoms include tremor, limb rigidity, slow physical movement, and gait and balance issues. Approximately one million Americans live with Parkinson's disease, with 60,000 diagnosed each year. The combined direct and indirect cost of Parkinson’s disease, including treatment, Social Security payments, and lost income, is estimated to be nearly $25 billion per year in the United States alone.

About Axovant Sciences
Axovant is a clinical-stage biopharmaceutical company dedicated to advancing innovative treatments for patients with serious neurologic and neuropsychiatric conditions, and turning promising therapies into lasting solutions for patients. Axovant is committed to developing and commercializing a pipeline of product candidates by identifying and developing novel treatments for unmet needs in neurology and psychiatry.
About Oxford BioMedica
Oxford BioMedica (LSE:OXB) is a leading gene and cell therapy group focused on developing life changing treatments for serious diseases. Oxford BioMedica and its subsidiaries (the "Group") have built a sector-leading lentiviral vector delivery platform (LentiVector®), which the Group leverages to develop in vivo and ex vivo products both in-house and with partners. The Group has created a valuable proprietary portfolio of gene and cell therapy product candidates in the areas of oncology, ophthalmology and CNS disorders. The Group has also entered into a number of partnerships, including with Novartis to manufacture Kymriah®, Bioverativ, Sanofi, GSK, Orchard Therapeutics, GC LabCell and Immune Design, through which it has long-term economic interests in other potential gene and cell therapy products. Oxford BioMedica is based across several locations in Oxfordshire, UK and employs more than 320 people.
About Roivant Sciences
Roivant Sciences is a global biopharmaceutical company focused on reducing the time and cost of the drug development process to improve the lives of patients and their families. Roivant partners with innovative biopharmaceutical companies and academic institutions to ensure that important medicines are rapidly delivered to patients.
Forward-Looking Statements and Information
This press release contains forward-looking statements, including statements regarding Axovant’s plans to advance the development of AXO-Lenti-PD and expand its pipeline. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the ability to identify and in- license or acquire product candidates, and the success, cost and timing of Axovant’s product development activities and any planned clinical trials. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Axovant’s business in general, see the “Risk Factors” section of Axovant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on February 9, 2018, and other filings that Axovant makes with the SEC from time to time. These forward-looking statements are based on information available to Axovant as of the date of this press release and speak only as of the date of this release. Axovant disclaims any obligation to update these forward-looking statements, except as may be required by law.
Financial details regarding this transaction will be provided in Axovant’s Form 8-K to be filed with the SEC. All trademarks are property of their respective owners.

Contacts: Investors
Tricia Truehart (631) 892-7014
investors@axovant.com

Media

Paul Davis
(646) 495-5310
media@axovant.com

SCHEDULE 9

[***]